The transition to a holding company structure described in this document involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than in connection with the transition to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Securities code: 8369

June 1, 2023

To our shareholders:

Nobuhiro Doi

President

The Bank of Kyoto, Ltd.

700, Yakushimae-cho, Karasuma-dori, Matsubara-Agaru, Shimogyo-ku, Kyoto, Japan

NOTICE OF THE 120TH ORDINARY GENERAL MEETING OF SHAREHOLDERS

The 120th Ordinary General Meeting of Shareholders of The Bank of Kyoto, Ltd. (the “Bank”) will be held as described below.

The Bank has taken measures for electronic provision for the convocation of the General Meeting of Shareholders. Please access the Bank’s website on the Internet to check.

https://www.kyotobank.co.jp/investor/kabushiki/index.html (in Japanese only).

In addition to the above website, matters for which measures for electronically providing information are to be taken are also posted on the website of the Tokyo Stock Exchange (TSE).

https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show (in Japanese only).

Please access the Tokyo Stock Exchange website above, enter or search for the issue name “The Bank of Kyoto” or the code “8369,” and select “Basic information” and “Documents for public inspection/PR information” in that order.

If you are unable to attend the meeting on the day, please indicate your approval or disapproval of the proposals after reviewing the attached Reference Documents for the General Meeting of Shareholders, and return it by postal mail or the Internet to reach us no later than 5:00 p.m. on Wednesday, June 28, 2023 (Japan Standard Time).

Meeting Details

1.	Date and Time:	Thursday, June 29, 2023 at 10:00 a.m. (Japan Standard Time) (Reception will open at 9:00 a.m.)

2.	Venue:	7th floor Hall, Head office of the Bank 700, Yakushimae-cho, Karasuma-dori, Matsubara-Agaru, Shimogyo-ku, Kyoto, Japan

3.	Purposes:

Items to be reported:

1.	Business Report and Non-Consolidated Financial Statements for the 120th Term (from April 1, 2022 to March 31, 2023)
2.	Consolidated Financial Statements, as well as the results of audit of the Consolidated Financial Statements by the Accounting Auditor and the Audit & Supervisory Board for the 120th Term (from April 1, 2022 to March 31, 2023)

Items to be resolved:

[Company Proposals]

Proposal 1:       Appropriation of surplus

Proposal 2:       Election of nine (9) Directors

Proposal 3:       Election of one (1) Audit & Supervisory Board Member

Proposal 4:       Incorporation of a wholly owning parent company through share transfer

[Shareholder Proposal]

Proposal 5:       Dividend of surplus (special dividend)

Proposal 6:       Buyback of Own Shares

4.	Exercise of Voting Rights
〇	If you vote both via the Internet and in writing, only your vote placed via the Internet will be valid. In addition, if you submit your vote more than once via the Internet, only the last vote will be valid.
〇	With regard to exercising your voting right in writing, if no approval or disapproval is expressed for the respective proposals, it will be treated as an approval vote for the Company’s proposals and a disapproval vote for the shareholder’s proposal.

[Exercise of Voting Rights via the Internet]

Please refer to “the Information About Exercising Voting Rights via the Internet” (in Japanese only) and access the Voting Rights Exercise Site: https://evote.tr.mufg.jp/. (in Japanese only) Follow the instructions on the screen and indicate approval or disapproval of each proposal by the deadline.

[Exercise of Voting Rights by Postal Mail]

Please refer to “Guide to filling in the voting form” (in Japanese only), indicate your approval or disapproval of each proposal in the enclosed Voting Rights Exercise Form and return it by postal mail to reach us by the deadline.

[Exercise of Voting Rights by Attending the Meeting on the Day]

If you plan to attend the meeting on the day, please submit the enclosed Voting Rights Exercise Form at the reception desk.

Reference Documents for the General Meeting of Shareholders

Items to be Resolved and Reference Documents

[Company Proposal] Proposal 1: Appropriation of surplus

The Bank considers the appropriation of surplus as its most important management issue. As such, on the basis of continuing stable payment of dividends to shareholders and strengthening our business base by retaining sufficient internal reserve, and based on the policy of aiming for a total payout ratio of 50% through the implementation of flexible share buybacks, it is proposed that payment of year-end dividend and other appropriations of surplus be conducted as follows.

For fiscal 2023 and beyond, with our aim for sustained improvement of corporate value and to further strengthen return of profits to shareholders, we have set up our policy to set the total payout ratio at 50% or more.

1.	Matters related to year-end dividends
(1)	Types of dividend property

Cash

(2)	Allocation of dividend property to shareholders and total amount thereof

80 yen per common share of the Bank

Total amount of dividends: 5,947,630,000 yen

Including the interim dividend of 60 yen per share paid in December 2022, annual dividend amounts will total 140 yen per share.

When it comes to the return of profit to shareholders for the 120th term, besides the year-end dividend, 853,600 shares of common stock were purchased as treasury stock at 5.0 billion yen in total. As a result, the total payout ratio amounts to 57% for the current fiscal year.

(3)	Effective date of distribution of dividends of surplus

June 30, 2023

2.	Matters related to other appropriation of surplus
(1)	Item of surplus to be increased and amount of increase thereof

General reserve:             9,000,000,000 yen

(2)	Item of surplus to be decreased and amount of decrease thereof

Retained earnings brought forward:             9,000,000,000 yen

[Company Proposal] Proposal 2: Election of nine (9) Directors

As the terms of office of all eight (8) Directors will expire at the conclusion of this Ordinary General Meeting of Shareholders. In that regard, the Bank is increasing the number of Directors by one (1) to further enhance the management system, and it proposes the election of nine (9) Directors, including three (3) Outside Directors.

The candidates for Directors are as follows:

No.	Name					Current position in the Bank	Attendance at Board of Directors meetings
1	Reelection	Nobuhiro Doi			Male	President	14/14 (100%)
2	Reelection	Mikiya Yasui			Male	Managing Director	14/14 (100%)
3	Reelection	Hiroyuki Hata			Male	Managing Director	14/14 (100%)
4	Reelection	Minako Okuno			Female	Director	11/11 (100%)
5	New election	Kanji Habuchi			Male	Executive Officer (General Manager, Human Resources and General Affairs Division)
6	New election	Etsuji Motomasa			Male	Executive Officer (General Manager, Corporate Planning Division)
7	Reelection	Junko Otagiri	Outside	Independent	Female	Director (Outside Director)	14/14 (100%)
8	Reelection	Chiho Oyabu	Outside	Independent	Female	Director (Outside Director)	14/14 (100%)
9	Reelection	Eiji Ueki	Outside	Independent	Male	Director (Outside Director)	14/14 (100%)

No.	Name (Date of birth)	Career summary (position and responsibilities in the Bank, and significant concurrent positions outside the Bank)		Number of the Bank’s shares owned
Reelection 1	Nobuhiro Doi (April 25, 1956)	Apr. 1980	Joined the Bank	11,614
		June 2007	Director, General Manager, Personnel Division
		June 2008	Managing Director
		June 2010	Managing Director, General Manager, Head Office Business Department
		June 2012	Managing Director
		June 2015	President (present position)

[Reasons for selection as Director candidate]

Nobuhiro Doi served as Director in charge of business management, risk management, personnel affairs, and others. He has served as President since June 2015 and sufficiently fulfilled his duties and responsibilities. As Doi has such knowledge and experience that enable him to perform bank administration and management in a precise, fair, and efficient manner, the Bank selected him as a candidate for a Director.

Reelection 2	Mikiya Yasui (February 8, 1965)	Apr. 1987	Joined the Bank	6,502
		June 2017	Director
		June 2018	Managing Director, General Manager, Head Office Business Department
		June 2021	Managing Director (present position) in charge of Group Strategy Management, General Secretariat, Human Resources and General Affairs Division and Kyoto Banking College

[Reasons for selection as Director candidate]

Mikiya Yasui served as General Manager in charge of business management, sales and personnel. He has served as Managing Director since June 2018 and sufficiently fulfilled his duties and responsibilities. As Yasui has such knowledge and experience that enable him to perform bank administration and management in a precise, fair, and efficient manner, the Bank selected him as a candidate for a Director.

Reelection 3	Hiroyuki Hata (April 16, 1963)	Apr. 1987	Joined the Bank	7,182
		June 2018	Director, General Manager of Productivity Innovation Headquarters Secretariat
		June 2019	Managing Director (present position) in charge of Innovation & Digital Strategy Division, Business Administration Division, Operations Support Division and Systems Division

[Reasons for selection as Director candidate]

Hiroyuki Hata served as General Manager in charge of business management, sales, risk management and personnel. He has served as Managing Director since June 2019 and sufficiently fulfilled his duties and responsibilities. As Hata has such knowledge and experience that enable him to perform bank administration and management in a precise, fair, and efficient manner, the Bank selected him as a candidate for a Director.

Reelection 4	Minako Okuno (February 23, 1966)	Apr. 1989	Joined the Bank	4,200
		June 2018	General Manager, Public & Regional Affairs Division
		June 2019	Executive Officer (commissioned General Manager of Public & Regional Affairs Division)
		June 2022	Director (present position) in charge of Public & Regional Affairs Division, International Division and Overseas Representative Offices

[Reasons for selection as Director candidate]

Minako Okuno served as General Manager in charge of sales and personnel. She has served as Director since June 2022 and sufficiently fulfilled her duties and responsibilities. As Okuno has such knowledge and experience that enable her to perform bank administration and management in a precise, fair, and efficient manner, the Bank selected her as a candidate for a Director.

No.	Name (Date of birth)	Career summary (position and responsibilities in the Bank, and significant concurrent positions outside the Bank)		Number of the Bank’s shares owned
New election 5	Kanji Habuchi (March 10, 1969)	Apr. 1993	Joined the Bank	1,588
		June 2015	General Manager, Shimogamo Branch
		June 2017	General Manager, Human Resources and General Affairs Division
		June 2021	Executive Officer (commissioned General Manager of Human Resources and General Affairs Division) (present position)

[Reasons for selection as Director candidate]

Kanji Habuchi served as General Manager in charge of sales and personnel. He has served as Executive Officer since June 2021 and sufficiently fulfilled his duties and responsibilities. As Habuchi has such knowledge and experience that enable him to perform bank administration and management in a precise, fair, and efficient manner, the Bank selected him as a candidate for a Director.

New election 6	Etsuji Motomasa (December 5, 1969)	Apr. 1993	Joined the Bank	2,346
		Aug. 2013	General Manager, Seikacho Branch
		June 2016	General Manager, Corporate Communications Division
		June 2017	General Manager, Corporate Planning Division, and General Manager, Corporate Communications and Research Office of Corporate Planning Division
		Apr. 2020	General Manager, Corporate Planning Division
		June 2021	Executive Officer (commissioned General Manager of Corporate Planning Division) (present position)

[Reasons for selection as Director candidate]

Etsuji Motomasa served as General Manager in charge of sales and business management. He has served as Executive Officer since June 2021 and sufficiently fulfilled his duties and responsibilities. As Motomasa has such knowledge and experience that enable him to perform bank administration and management in a precise, fair, and efficient manner, the Bank selected him as a candidate for a Director.

Reelection 7	Junko Otagiri (June 24, 1952)	Apr. 1987	Assistant Professor, Junior College of Economics, Shiga University	2,000
		Apr. 1993	Assistant Professor, Faculty of Economics, Shiga University
		Apr. 1998	Professor, Faculty of Economics, Shiga University
		June 2017	Director, the Bank (present position)
		Apr. 2018	Professor Emeritus, Shiga University (present position)

[Reasons for selection as Outside Director candidate and overview of expected roles]

Junko Otagiri has served as Outside Director since June 2017 and sufficiently fulfilled her duties and responsibilities. As a university professor with cost accounting and managerial accounting as her main areas of research, Otagiri has expertise as well as broad knowledge in those and other areas. The Bank would like to have Otagiri continue to utilize her knowledge for the management of the Bank. After her election, the Bank expects her to provide valuable advice from her independent position as an Outside Director, utilizing her expertise as a professor emeritus at a university. Even though Otagiri has never been involved in corporate management, she has adequately carried out her duties as Outside Director since taking office of Outside Director of the Bank.

No.	Name (Date of birth)	Career summary (position and responsibilities in the Bank, and significant concurrent positions outside the Bank)		Number of the Bank’s shares owned
Reelection 8	Chiho Oyabu (March 15, 1962)	Apr. 1994	Assistant Professor, Faculty of Education, Gifu University	0
		Apr. 2010	Professor, Faculty of Education, Gifu University (present position)
		Apr. 2019	Professor, Graduate School, Hyogo University of Teacher Education (present position)
		June 2020	Director, the Bank (present position)
		Apr. 2021	Vice President, Gifu University, Tokai National Higher Education and Research System (present position)

[Reasons for selection as Outside Director candidate and overview of expected roles]

Chiho Oyabu has served as Outside Director since June 2020 and sufficiently fulfills her duties and responsibilities. As a university professor with household finance, financial education and consumer issues as her main areas of research, Oyabu has expertise as well as broad knowledge in those and other areas. The Bank would like to have Oyabu continue to utilize her knowledge for the management of the Bank from an independent standpoint as Outside Director. After her election, the Bank expects her to provide valuable advice from her independent position as an Outside Director, utilizing her expertise as a professor at a university. Even though Oyabu has never been involved in corporate management, she has adequately carried out her duties as Outside Director since taking office of Outside Director of the Bank.

Reelection 9	Eiji Ueki (June 18, 1958)	Apr. 1981	Joined Nippon Telegraph and Telephone Public Corporation (currently NIPPON TELEGRAPH AND TELEPHONE CORPORATION)	100
		June 2009	Executive Officer, NTT DATA Corporation
		June 2013	Director and Executive Officer, NTT DATA Corporation
		June 2014	Director and Managing Executive Officer, NTT DATA Corporation
		June 2016	Representative Director and Managing Executive Officer, NTT DATA Corporation
		June 2017	Representative Director and Executive Vice President, NTT DATA Corporation
		June 2018	Representative Director and President, NTT DATA SYSTEM TECHNOLOGIES INC.
		June 2021	Representative Director and President, NTT DATA FORCE CORPORATION
		June 2021	Director, the Bank (present position)
		Apr. 2022	Representative Director and President, NTT DATA FINANCIAL TECHNOLOGY CORPORATION (present position)
		June 2022	Director, NTT DATA FORCE CORPORATION (present position)
<Significant concurrent positions outside the Bank>
Representative Director and President, NTT DATA FINANCIAL TECHNOLOGY CORPORATION Director, NTT DATA FORCE CORPORATION

[Reasons for selection as Outside Director candidate and overview of expected roles]

Eiji Ueki has held important positions at NTT DATA Corporation and currently serves as Representative Director and President of NTT DATA FINANCIAL TECHNOLOGY CORPORATION and Director of NTT DATA FORCE CORPORATION. The Bank proposes his reelection as Outside Director so that his extensive experience as a corporate manager and his specialized and extensive knowledge in the field of information systems can be utilized in the management of the Bank. After his election, the Bank expects him to perform supervisory functions in general management and provide valuable advice, utilizing his experience as a corporate manager and knowledge in the area of information systems.

Notes:	1. None of the above candidates have any special interest in the Bank.
2.	Junko Otagiri, Chiho Oyabu and Eiji Ueki are candidates for Outside Directors as defined in Article 2, Paragraph 3, Item 7 of the Ordinance for Enforcement of the Companies Act. The terms of office for Otagiri, Oyabu and Ueki will be six (6), three (3), and two (2) years, respectively, as of the conclusion of this Ordinary General Meeting of Shareholders. Otagiri’s name on her family register is Junko Hayashi.
3.	Until June 2018, Eiji Ueki was an executive of NTT DATA Corporation, which is a specified related business operator (the main transactions are system operation consignment, etc. and ordinary banking transactions) of the Bank. However, the amount of transactions with the Bank from the company’s perspective was less than 1% of consolidated net sales in the most recent fiscal year, and the amount of transactions with the company from the Bank’s perspective was less than 1% of consolidated gross business profit for the most recent fiscal year, and there are no other mutual contributions or shareholdings. In addition, it has been approximately five years since he resigned from his position as an executive/employee of NTT DATA Corporation, and as of now, he does not have any relationship with the company. Based on the above, it has been determined that he is independent as an Outside Director.
4.	Conclusion of Agreement Limiting Liability

The Bank has entered into a liability limitation agreement respectively with Otagiri, Oyabu and Ueki that limits their liability for damages to the liability amount stipulated by laws and regulations. If their election is approved at this Ordinary General Meeting of Shareholders, the Bank plans to continue the said agreements with them.

5.	Content of Directors and Officers Liability Insurance Contract

The Bank concludes a directors and officers liability insurance contract with an insurance company to compensate for any damage to the insured persons including damages and litigation expenses. All candidates for Directors will be included in the insured of the insurance contract. In addition, at the next renewal, we plan to renew the insurance contract with the equivalent content.

6.	Registration as Independent Officers

Junko Otagiri, Chiho Oyabu and Eiji Ueki are registered with the Tokyo Stock Exchange (TSE) as Independent Officer in accordance with the TSE’s rules and regulations. If their election is approved at this Ordinary General Meeting of Shareholders, the Bank plans to continue their appointments as Independent Officers.

[Company Proposal] Proposal 3: Election of one (1) Audit & Supervisory Board Member

The term of office of Audit & Supervisory Board Member Masahiko Naka will expire at the conclusion of this Ordinary General Meeting of Shareholders. Therefore, the Bank proposes the election of one (1) Audit & Supervisory Board Member.

In addition, the consent of the Audit & Supervisory Board has been obtained for the submission of this proposal.

The candidate for Audit & Supervisory Board Member is as follows:

Name (Date of birth)	Career summary (Position and significant concurrent positions outside the Bank)		Number of the Bank’s shares owned
Minoru Wada (January 26, 1965)	Apr. 1987	Joined the Bank	2,507
	Apr. 2005	General Manager, Yamazaki Branch
	June 2008	General Manager, Shichijo Branch
	Apr. 2011	General Manager, Head Office Business Department second section
	June 2016	Executive Officer (commissioned General Manager of Credit Examination Division)
	June 2019	Managing Executive Officer (present position)

[Reasons for selection as Audit & Supervisory Board Member candidate]

Minoru Wada served as General Manager in charge of sales. He also boasts a wealth of experience, such as serving as General Manager of the Credit Examination Division as an Executive Officer from 2016 and as a Managing Executive Officer from 2019. The Bank has selected him as a candidate for Audit & Supervisory Board Member due to his knowledge and experience being able to execute objective and neutral audits for bank management.

Notes:	1. Minoru Wada is a new candidate for Audit & Supervisory Board Member.
2.	None of the above candidates have any special interest in the Bank.
3.	Content of Directors and Officers Liability Insurance Contract
The Bank concludes a directors and officers liability insurance contract with an insurance company to compensate for any damage to the insured persons including damages and litigation expenses. If Minoru Wada assumes the office of Audit & Supervisory Board Member, he will be included in the insured persons of the said insurance contract. In addition, at the next renewal, we plan to renew the insurance contract with the equivalent content.

(Reference) Skills matrix of Directors and Audit & Supervisory Board Members after their appointment

Name			Corporate management Organizational operation	Risk management	Finance/ Accounting/ Economy	DX/IT/ Systems	Human Resources Diversity	Regional development	Market management Investment business
Directors	Nobuhiro Doi		○	○	○		○	○	○
	Mikiya Yasui		○	○	○	○	○	○	○
	Hiroyuki Hata		○	○	○	○	○	○
	Minako Okuno		○	○	○		○	○	○
	Kanji Habuchi		○	○	○		○	○
	Etsuji Motomasa		○	○	○			○	○
	Junko Otagiri	Outside			○			○
	Chiho Oyabu	Outside			○		○
	Eiji Ueki	Outside	○	○		○	○
Audit & Supervisory Board Members	Hiroyuki Ando		○	○	○	○		○
	Minoru Wada		○	○	○			○	○
	Hiroyuki Nakatsukasa	Outside	○	○	○
	Motoko Tanaka	Outside		○			○

* The above list does not represent all of the knowledge possessed by each person.

[Company Proposal] Proposal 4: Incorporation of a wholly owning parent company through share transfer

The Bank resolved at its Board of Directors meeting held on May 12, 2023, that it will incorporate a wholly owning parent company, “Kyoto Financial Group, Inc.” (the “Holding Company”), by way of a sole-share transfer (the “Share Transfer”), effective as of October 2, 2023 (scheduled) upon preparing a share transfer plan (the “Share Transfer Plan”) relating to the Share Transfer.

This proposal is to seek the approval of shareholders for the Share Transfer Plan. The reasons for the Share Transfer, the details of the Share Transfer Plan, etc. are as follows.

1. Reason, purpose, etc. of the Share Transfer

(1) Reason and purpose of the Share Transfer

Guided by the management principle “Serving the Prosperity of the Community,” the Bank’s fundamental mission is to contribute to the greater prosperity of the local communities and the development of local industries. To that end, we have worked to revitalize the region and solve problems through the provision of high-quality financial services and solutions.

Meanwhile, in addition to social issues such as population decline, the challenges faced by local communities and customers are becoming more diverse and complex, with new social issues such as responding to DX and the realization of carbon neutrality. As such, the role that the Bank should play to contribute to the revitalization of local communities and continue to grow together with them is also changing significantly.

In light of the above, the Bank has decided to transition to a holding company structure with the aim of “expansion of our solution functions and new business areas,” “reformation of the mindset and behavior of executives and employees, and promotion of independence and cooperation of each group company,” and “enhancement of governance and improvement of the speed of business execution,” in order to become a corporate group that can solve issues faced by local communities and customers by actively expanding non-financial functions, in addition to deepening financial functions.

In order to achieve the long-term goal of becoming a “comprehensive solutions provider that drives community growth and creates the future together” as defined in the New/First Medium-Term Management Plan “New Stage 2023,” which started in April this year, we will establish a sustainable business model that can respond quickly and flexibly to changes in the environment, thereby enhancing corporate value for all stakeholders (customers, local communities, shareholders, and employees).

(2) Procedures for transition to a holding company structure

The Bank plans to implement the transition to a holding company structure in the following manner.

[Step 1: Incorporation of the Holding Company through a sole-share transfer]

The Bank will become a wholly owned subsidiary of the Holding Company by incorporating the Holding Company through the Share Transfer effective as of October 2, 2023.

Note	The specialized investment company is scheduled to be established in September 2023.

[Step 2: Reorganization of the Group’s operating companies]

After the incorporation of the Holding Company, from the perspective of further strengthening intra-group collaboration and synergies, we plan to reorganize seven (7) of our consolidated subsidiaries, Karasuma Shoji Co., Ltd., Kyoto Credit Service Co., Ltd., Kyogin Card Service Co., Ltd., Kyogin Lease & Capital Co., Ltd., Kyoto Research Institute, Inc., Kyogin Securities Co., Ltd., and (provisional) specialized investment company as direct investment subsidiaries of the Holding Company, using methods such as dividend in kind of all shares held by the Bank to the Holding Company.

(3) Other

The Holding Company will be a company with an Audit and Supervisory Committee so that it can provide highly effective supervision of management and also enable prompt decision-making, thereby enhancing the level of group governance from both offensive and defensive perspectives.

As a result of the Share Transfer, the Bank will become a wholly owned subsidiary of the Holding Company and its shares will be delisted. However, the Bank plans to apply to list the shares of the Holding Company, which will be issued to shareholders as consideration for the Bank’s shares, on the Prime Market of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”). The listing date will be subject to review by the Tokyo Stock Exchange, but is scheduled for October 2, 2023, the date of registration of the incorporation of the Holding Company (effective date of the Share Transfer), and the Bank intends to essentially maintain the listing of its shares.

2. Outline of the details of the Share Transfer Plan

The details of the Share Transfer Plan are described in the “Share Transfer Plan (Copy)” below.

Share Transfer Plan (Copy)

The Bank of Kyoto, Ltd. (the “Bank”) shall establish the following Share Transfer Plan (the “Plan”) in order to conduct a share transfer to incorporate a wholly owning parent company incorporated through share transfer (the “Holding Company”), to which the Bank is a wholly owned subsidiary in the share transfer.

(Share Transfer)

Article 1    Pursuant to the Plan, the Bank shall conduct a share transfer (the “Share Transfer”) by way of a sole-share transfer, whereby the Holding Company shall acquire all of the Bank’s issued shares on the Date of Incorporation of the Holding Company (as defined in Article 7).

(The Holding Company purpose, trade name, location of head office, total number of authorized shares and other matters specified in the Articles of Incorporation)

Article 2.1. The purpose, trade name, location of head office and total number of authorized shares of the Holding Company shall be as follows.

(1) Purpose

The purpose of the Holding Company shall be as described in Article 2 of Appendix 1, “Articles of Incorporation of Kyoto Financial Group, Inc.”

(2) Trade name

The trade name of the Holding Company shall be “Kabushiki Kaisha Kyoto Financial Group,” which is represented in English as “Kyoto Financial Group, Inc.”

(3) Location of head office

The location of the head office of the Holding Company shall be Kyoto City, and the address of the head office shall be 700, Yakushimae-cho, Karasuma-dori, Matsubara-Agaru, Shimogyo-ku, Kyoto, Japan.

(4) Total number of authorized shares

The total number of authorized shares of the Holding Company shall be 200 million shares.

2.	In addition to what is stipulated in the preceding paragraph, matters to be stipulated in the Articles of Incorporation of the Holding Company shall be as described in Appendix 1 “Articles of Incorporation of Kyoto Financial Group, Inc.”

 (Names of Directors and Accounting Auditor of the Holding Company at the time of incorporation)

Article 3.1 The names of the Directors of the Holding Company at the time of incorporation (excluding the Directors at the time of incorporation who are Audit and Supervisory Committee Members at the time of incorporation) shall be as follows.

(1) Director Nobuhiro Doi

(2) Director Hiroyuki Hata

(3) Director Mikiya Yasui

(4) Director Minako Okuno

(5) Director Kanji Habuchi

(6) Director Etsuji Motomasa

2.	The names of the Directors of the Holding Company at the time of incorporation who are Audit and Supervisory Committee Members at the time of incorporation shall be as follows.

(1) Director Toshiro Iwahashi

(2) Outside Director Chiho Oyabu

(3) Outside Director Eiji Ueki

(4) Outside Director Hiroyuki Nakatsukasa

(5) Outside Director Motoko Tanaka

3	The name of the Accounting Auditor of the Holding Company at the time of incorporation shall be as follows.

Deloitte Touche Tohmatsu LLC

(Shares to be issued upon the Share Transfer and allotment thereof)

Article 4.1. Upon the Share Transfer, the Holding Company shall deliver to the shareholders of the Bank, as of the time immediately preceding the acquisition of all of the Bank’s issued shares (the “Record Time”), a number of common shares of the Holding Company equal to the sum of the number of common shares issued by the Bank at the Record Time multiplied by 1, in exchange for the common shares of the Bank held by such shareholders.

2.	The Holding Company shall allot to the shareholders of the Bank at the Record Time, one common share of the Holding Company to be issued pursuant to the preceding paragraph for each common share of the Bank held by such shareholders.

(Matters related to capital and reserves of the Holding Company)

Article 5. The amount of capital and reserves of the Holding Company at the time of incorporation shall be as follows.

(1) Amount of capital

40 billion yen

(2) Amount of legal capital surplus

10 billion yen

(3) Amount of legal retained earnings

0 yen

(Share acquisition rights to be issued upon the Share Transfer and allotment thereof)

Article 6.1. Upon the Share Transfer, the Holding Company shall issue to the holders of each of the share acquisition rights issued by the Bank listed in Column 1 of (i) through (xiii) of the following table as of the Record Time, in place of the share acquisition rights of the Bank held by each of them, a number of share acquisition rights of the Holding Company listed in Column 2 equal to the total number of such share acquisition rights at the Record Time.

	Column 1		Column 2
	Name	Contents	Name	Contents
①	The Bank of Kyoto, Ltd. 1st share acquisition rights	Listed in Appendix 2-(i)-1	Kyoto Financial Group, Inc. 1st share acquisition rights	Listed in Appendix 2-(i)-2
②	The Bank of Kyoto, Ltd. 2nd share acquisition rights	Listed in Appendix 2-(ii)-1	Kyoto Financial Group, Inc. 2nd share acquisition rights	Listed in Appendix 2-(ii)-2
③	The Bank of Kyoto, Ltd. 3rd share acquisition rights	Listed in Appendix 2-(iii)-1	Kyoto Financial Group, Inc. 3rd share acquisition rights	Listed in Appendix 2-(iii)-2
④	The Bank of Kyoto, Ltd. 4th share acquisition rights	Listed in Appendix 2-(iv)-1	Kyoto Financial Group, Inc. 4th share acquisition rights	Listed in Appendix 2-(iv)-2
⑤	The Bank of Kyoto, Ltd. 5th share acquisition rights	Listed in Appendix 2-(v)-1	Kyoto Financial Group, Inc. 5th share acquisition rights	Listed in Appendix 2-(v)-2
⑥	The Bank of Kyoto, Ltd. 6th share acquisition rights	Listed in Appendix 2-(vi)-1	Kyoto Financial Group, Inc. 6th share acquisition rights	Listed in Appendix 2-(vi)-2
⑦	The Bank of Kyoto, Ltd. 7th share acquisition rights	Listed in Appendix 2-(vii)-1	Kyoto Financial Group, Inc. 7th share acquisition rights	Listed in Appendix 2-(vii)-2
⑧	The Bank of Kyoto, Ltd. 8th share acquisition rights	Listed in Appendix 2-(viii)-1	Kyoto Financial Group, Inc. 8th share acquisition rights	Listed in Appendix 2-(viii)-2

	Column 1		Column 2
	Name	Contents	Name	Contents
⑨	The Bank of Kyoto, Ltd. 9th share acquisition rights	Listed in Appendix 2-(ix)-1	Kyoto Financial Group, Inc. 9th share acquisition rights	Listed in Appendix 2-(ix)-2
⑩	The Bank of Kyoto, Ltd. 10th share acquisition rights	Listed in Appendix 2-(x)-1	Kyoto Financial Group, Inc. 10th share acquisition rights	Listed in Appendix 2-(x)-2
⑪	The Bank of Kyoto, Ltd. 11th share acquisition rights	Listed in Appendix 2-(xi)-1	Kyoto Financial Group, Inc. 11th share acquisition rights	Listed in Appendix 2-(xi)-2
⑫	The Bank of Kyoto, Ltd. 12th share acquisition rights	Listed in Appendix 2-(xii)-1	Kyoto Financial Group, Inc. 12th share acquisition rights	Listed in Appendix 2-(xii)-2
⑬	The Bank of Kyoto, Ltd. 13th share acquisition rights	Listed in Appendix 2-(xiii)-1	Kyoto Financial Group, Inc. 13th share acquisition rights	Listed in Appendix 2-(xiii)-2

Appendix 2, which is listed in each content column, is included in the “Reference Documents for the 120th Ordinary General Meeting of Shareholders (Supplement).”

2.	Upon the Share Transfer, the Holding Company shall allot to the holders of the Bank’s share acquisition rights as of the Record Time, one stock acquisition right listed in Column 2 for each of the share acquisition rights listed in Column 1 of (i) through (xiii) of the table in the preceding paragraph that they hold.

(Date of Incorporation of the Holding Company)

Article 7. The date on which the incorporation of the Holding Company shall be registered (the “Date of Incorporation of the Holding Company”) shall be October 2, 2023. However, the Date of Incorporation of the Holding Company may be changed by a resolution of the Board of Directors of the Bank, if necessary for the progress of the procedures for the Share Transfer or for any other reason.

(General Meeting of Shareholders to approve the Plan)

Article 8. The Bank shall convene an Ordinary General Meeting of Shareholders with June 29, 2023 as the date of the meeting to approve the Plan and to seek resolutions on matters necessary for the Share Transfer. However, the date of such General Meeting of Shareholders may be changed by a resolution of the Board of Directors of the Bank, if necessary for the progress of the procedures for the Share Transfer or for any other reason.

(Stock exchange on which the Holding Company is listed)

Article 9. The Holding Company will list the common shares it issues on the Prime Market of the Tokyo Stock Exchange, on the Date of Incorporation of the Holding Company.

(Shareholder registry administrator of the Holding Company)

Article 10. The shareholder registry administrator of the Holding Company shall be Mitsubishi UFJ Trust and Banking Corporation.

(Effect of the Plan)

Article 11. The Plan shall cease to be effective in the event that the approval of the Plan and the resolutions on matters necessary for the Share Transfer are not obtained at the General Meeting of Shareholders of the Bank set forth in Article 8, or that the permission, approval, etc. (including but not limited to the approval provided for in Article 52-17 of the Banking Act regarding the Share Transfer) of the relevant authorities provided for in domestic and overseas laws and regulations regarding the Share Transfer are not obtained by the Date of Incorporation of the Holding Company, or that the Share Transfer is cancelled pursuant to the following Article.

(Changes to the Plan, etc.)

Article 12. If, after the preparation of the Plan and up to the Date of Incorporation of the Holding Company, any material change in the Bank’s assets or business condition occurs as a result of a natural disaster or other cause, if any event occurs that materially hinders the execution of the Share Transfer, or if it otherwise becomes difficult to achieve the objectives of the Plan, the Bank may, by a resolution of its Board of Directors, change the conditions of the Share Transfer or other terms of the Plan or cancel the Share Transfer.

(Non-prescriptive matters)

Article 13. In addition to the matters set forth in the Plan, the Bank shall determine any other matters necessary in connection with the Share Transfer in accordance with the purpose of the Share Transfer.

May 12, 2023

700, Yakushimae-cho, Karasuma-dori, Matsubara-Agaru, Shimogyo-ku, Kyoto, Japan

The Bank of Kyoto, Ltd.

Nobuhiro Doi, President

Appendix 1 of the Share Transfer Plan

Articles of Incorporation of Kyoto Financial Group, Inc.

Chapter 1 General Provisions

(Trade name)

Article 1. The Company shall be named Kabushiki Kaisha Kyoto Financial Group. In English, the Company is referred to as Kyoto Financial Group, Inc.

(Purpose)

Article 2. The purpose of the Company, as a bank holding company, shall be to engage in the following operations.

(1) Management and administration of banks and companies that may be made subsidiaries under the Banking Act

(2) All operations incidental and related to the operations listed in the preceding item

(3) Operations other than those listed in the preceding two items that may be conducted by a bank holding company under the Banking Act

(Location of head office)

Article 3. The Company shall have its head office in Kyoto City.

(Institution)

Article 4. In addition to the General Meeting of Shareholders and the Directors, the Company shall have the following bodies.

(1) Board of Directors

(2) Audit and Supervisory Committee

(3) Accounting Auditor

(Method of public notice)

Article 5. The method of public notice of the Company shall be electronic public notice. However, in the event that public notice cannot be made electronically due to an accident or other unavoidable reason, public notice shall be made in the Nihon Keizai Shimbun and the Kyoto Shimbun published in Kyoto City.

Chapter 2 Shares

(Total number of authorized shares)

Article 6. The total number of authorized shares of the Company shall be 200,000,000.

(Acquisition of own shares)

Article 7. The Company may acquire its own shares through market transactions, etc. by a resolution of the Board of Directors pursuant to Article 165, Paragraph 2 of the Companies Act.

(Number of shares per unit)

Article 8. The number of shares constituting one unit of shares of the Company shall be 100 shares.

(Rights regarding fractional shares)

Article 9. No shareholder of the Company shall be entitled to exercise any right other than those listed below with respect to fractional shares held by such a shareholder.

(1) Rights listed in each item of Article 189, Paragraph 2 of the Companies Act

(2) Right to make a request pursuant to Article 166, Paragraph 1 of the Companies Act

(3) Right to receive allotment of offered shares and offered share acquisition rights in proportion to the number of shares held by shareholders

(4) Right to make a request as set forth in the following Article

(Additional purchase of fractional shares)

Article 10. Any shareholder of the Company may, in accordance with the Share Handling Regulations, request the Company to sell to him/her the number of shares that will constitute one unit of shares together with the number of fractional shares held by such a shareholder.

(Shareholder registry administrator)

Article 11.1. The Company shall have a shareholder registry administrator.

2.	The shareholder registry administrator and its place of business shall be designated by the Board of Directors or by a Director delegated by a resolution of the Board of Directors, and public notice thereof shall be given.
3.	The preparation and keeping of the shareholder registry and the registry of share acquisition rights of the Company and other business relating to the shareholder registry and the registry of share acquisition rights shall be entrusted to the shareholder registry administrator, and shall not be handled by the Company.

(Share Handling Regulations)

Article 12. The handling of shares of the Company and the fees thereof shall be governed by the Share Handling Regulations established by the Board of Directors in addition to laws and regulations or these Articles of Incorporation.

Chapter 3 General Meeting of Shareholders

(Convocation)

Article 13.1. An Ordinary General Meeting of Shareholders of the Company shall be convened within three (3) months from the day following the end date of each fiscal year, and Extraordinary General Meetings of Shareholders shall be convened as necessary.

2.	Unless otherwise provided by laws and regulations, a General Meeting of Shareholders shall be convened by the President based on a resolution of the Board of Directors. In the absence or disability of the President, another Director shall take his/her place in the order predetermined by the Board of Directors.

(Record date of the Ordinary General Meeting of Shareholders)

Article 14. The record date of voting at the Ordinary General Meeting of Shareholders of the Company shall be March 31 of each year.

(Chairman)

Article 15.1. The Chairman of the General Meeting of Shareholders shall be the President.

2.	In the absence or disability of the President, another Director shall take his/her place in the order predetermined by the Board of Directors.

(Measures for electronic provision, etc.)

Article 16.1. In convening a General Meeting of Shareholders, the Company shall take measures for electronically providing information that constitutes the content of Reference Documents for the General Meeting of Shareholders, etc.

2.	Among matters for which measures to electronically provide information will be taken, the Company may refrain from listing all or some of those matters designated by the Ministry of Justice Order in the paper-based documents to be issued to shareholders who requested issuance thereof by the record date of voting rights.

(Method of resolution)

Article 17.1. Unless otherwise provided by laws and regulations or these Articles of Incorporation, resolutions of the General Meeting of Shareholders shall be adopted by a majority of the voting rights of the shareholders present who are entitled to exercise their voting rights.

2.	The resolution stipulated in Article 309, Paragraph 2 of the Companies Act shall be adopted by two-thirds or more of the voting rights of the shareholders present at the meeting, who hold one-third or more of the voting rights of the shareholders who are entitled to exercise their voting rights.

(Exercise of voting rights by proxy)

Article 18.1. A shareholder may exercise his/her voting right by proxy of one (1) other shareholder of the Company entitled to vote.

2.	The shareholder or proxy must submit to the Company a written document evidencing his/her power of representation at each General Meeting of Shareholders.

Chapter 4 Directors and Board of Directors

(Number of members)

Article 19.1. The Company shall have no more than ten (10) Directors (excluding those who are Audit and Supervisory Committee Members).

2.	The Company shall have no more than six (6) Directors who are Audit and Supervisory Committee Members.

(Method of election)

Article 20.1. Directors shall be elected at a General Meeting of Shareholders, distinguishing between those who are Audit and Supervisory Committee Members and those who are not.

2.	The resolution for the election of Directors shall be adopted by a majority of the voting rights of the shareholders present at the meeting, who hold one-third or more of the voting rights of the shareholders who are entitled to exercise their voting rights.
3.	The resolution for the election of Directors shall not be by cumulative voting.

(Term of office)

Article 21.1. The term of office of a Director (excluding those who are Audit and Supervisory Committee Members) will expire at the conclusion of the Ordinary General Meeting of Shareholders for the last fiscal year that ends within one (1) year from the time of his/her election.

2.	The term of office of a Director who is an Audit and Supervisory Committee Member will expire at the conclusion of the Ordinary General Meeting of Shareholders for the last fiscal year that ends within two (2) years from the time of his/her election.
3.	The term of office of a Director who is an Audit and Supervisory Committee Member, who is elected to substitute a Director who is an Audit and Supervisory Committee Member and retires before the expiration of his/her term of office, shall expire when the term of office of the retiring Director who is an Audit and Supervisory Committee Member expires.
4.	In the case of a resolution to qualify a substitute for a Director who is an Audit and Supervisory Committee Member, such resolution shall be effective until the beginning of the Ordinary General Meeting of Shareholders for the last fiscal year that ends within two (2) years from the time of his/her election.

(Representative Director and Directors with title)

Article 22.1. The Board of Directors shall, by its resolution, select a Representative Director from among the Directors (excluding those who are Audit and Supervisory Committee Members).

2.	The Board of Directors may, by its resolution, appoint one (1) Chairman of the Board, one (1) President, and a few Executive Vice Presidents, Senior Managing Directors, and Managing Directors from among the Directors (excluding those who are Audit and Supervisory Committee Members).

(Remuneration, etc.)

Article 23. The remuneration, bonuses and other asset benefits to be received by Directors from the Company in consideration for the performance of their duties (“Remuneration, etc.”) shall be determined by a resolution of a General Meeting of Shareholders, distinguishing between Directors who are Audit and Supervisory Committee Members and other Directors.

(Agreement limiting liability of Directors)

Article 24. The Company may, pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, enter into agreements with Directors (excluding those who are Executive Directors, etc.) to limit their liability for damages caused by negligence of their duties. However, the limit of liability based on such contract shall be the amount stipulated by laws and regulations.

(Delegation of decisions on the execution of important business affairs)

Article 25. The Company may, by resolution of the Board of Directors, delegate all or part of the decisions on the execution of important business affairs (excluding the matters listed in each item of Article 399-13, Paragraph 5 of the Companies Act) to the Directors.

(Convocation of the Board of Directors meetings)

Article 26.1. Unless otherwise provided by laws and regulations, the President shall convene and preside at meetings of the Board of Directors. In the absence or disability of the President, another Director shall convene and preside at the meetings in the order predetermined by the Board of Directors.

2.	Notice of convocation of a meeting of the Board of Directors shall be given to each Director at least three (3) days prior to the date of the meeting. However, this period may be shortened in case of urgent necessity.
3.	With the consent of all Directors, a meeting of the Board of Directors may be held without following the procedures for convening a meeting.

(Resolution of the Board of Directors)

Article 27.1. Unless otherwise provided by laws and regulations, resolutions of the Board of Directors shall be adopted by a majority of the Directors present at the meeting, where a majority of the Directors who are entitled to participate in the voting are present.

2.	The Company shall deem that a resolution of the Board of Directors has been adopted when the requirements of Article 370 of the Companies Act have been fulfilled.

(Regulations of the Board of Directors)

Article 28. Matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors in addition to laws and regulations or these Articles of Incorporation.

Chapter 5 Audit and Supervisory Committee

(Full-time Audit and Supervisory Committee Member)

Article 29. The Audit and Supervisory Committee may, by its resolution, select a full-time Audit and Supervisory Committee Member from among its members.

(Convocation of the Audit and Supervisory Committee meetings)

Article 30.1. Notice of convocation of a meeting of the Audit and Supervisory Committee shall be given to each Audit and Supervisory Committee Member at least three (3) days prior to the date of the meeting. However, this period may be shortened in case of urgent necessity.

2.	With the consent of all Audit and Supervisory Committee Members, a meeting of the Audit and Supervisory Committee may be held without following the procedures for convening a meeting.

(Regulations of the Audit and Supervisory Committee)

Article 31. Matters concerning the Audit and Supervisory Committee shall be governed by the Regulations of the Audit and Supervisory Committee established by the Audit and Supervisory Committee in addition to laws and regulations or these Articles of Incorporation.

Chapter 6 Calculation

(Fiscal year)

Article 32. The fiscal year of the Company shall be one (1) year from April 1 of each year to March 31 of the following year.

(Decision-making body for dividends of surplus, etc.)

Article 33. Unless otherwise provided by laws and regulations, the Company may, by resolution of the Board of Directors, determine the matters listed in each item of Article 459, Paragraph 1 of the Companies Act.

(Record date for dividends of surplus)

Article 34.1. The Record date for the year-end dividends of the Company shall be March 31 of each year.

2.	The record date for interim dividends of the Company shall be September 30 of each year.
3.	In addition to the preceding two paragraphs, the Company may declare dividends from surplus by specifying a record date.

(Dividend exclusion period)

Article 35. If the dividend property is in the form of cash, the Company shall be discharged from the obligation to pay it if it has not been received after a full five (5) years from the date of commencement of payment thereof.

Supplementary Provisions

(First fiscal year)

Article 1. Notwithstanding the provisions of Article 32, the first fiscal year of the Company shall be from the date of its incorporation to March 31, 2024.

(Remuneration, etc. of the first Directors)

Article 2.1. Notwithstanding the provisions of Article 23, the total amount of Remuneration, etc. of Directors (excluding Audit and Supervisory Committee Members) from the date of incorporation of the Company to the conclusion of the first Ordinary General Meeting of Shareholders shall not exceed 500 million yen per year.

2.	Notwithstanding the provisions of Article 23, the total amount of Remuneration, etc. of Audit and Supervisory Committee Members from the date of incorporation of the Company to the conclusion of the first Ordinary General Meeting of Shareholders shall not exceed 100 million yen per year.

(Deletion of the supplementary provisions)

Article 3. These Supplementary Provisions shall be deleted at the conclusion of the first Ordinary General Meeting of Shareholders after the incorporation of the Company.

3. Summary of the matters listed in each item of Article 206 of the Ordinance for Enforcement of the Companies Act

(1) Matters concerning the appropriateness of the provisions regarding the consideration for the Share Transfer

(i) Matters related to the total number and allotment of consideration

a. Share transfer ratio

One common share of the Holding Company will be allocated for each common share of the Bank held by the shareholders of the Bank as of the time immediately preceding the time when the Holding Company acquires all of the issued shares of the Bank upon the Share Transfer (the “Record Time”).

b. Number of shares per unit

The Holding Company will adopt the unit share system, whereby each share unit will consist of 100 shares.

c. Basis of share transfer ratio calculation

Since the Share Transfer will incorporate a holding company, which is a wholly owning parent company, through a sole-share transfer of the Bank, and there will be no change in the composition of shareholders of the Bank and the Holding Company at the time of the Share Transfer, the Bank will allot and issue one common share of the Holding Company for each common share of the Bank held by the shareholders, with the primary objective of not causing any disadvantages to shareholders.

d. Results of third-party calculations, calculation method and basis for calculation

As described in c. above, the Share Transfer is a sole-share transfer of the Bank, and no calculation of the share transfer ratio has been conducted by a third-party body. Moreover, the Company believes that the above share transfer ratio is essentially appropriate as it does not involve any change in the value of the shares.

e. Number of new shares to be issued upon the Share Transfer (scheduled)

Common shares of 75,840,688 shares are scheduled.

However, if the total number of issued shares of the Bank changes prior to the Share Transfer taking effect, the above number of shares to be issued by the Holding Company will change. For each own share held by the Bank as of the Record Time, an equal number of common shares of the Holding Company will be allocated and issued. As a result, the Bank will temporarily hold the common shares of the Holding Company, which will be disposed of promptly in accordance with applicable laws and regulations.

(ii) Matters concerning the appropriateness of the amount of capital, reserves, etc.

The capital and reserves of the Holding Company to be incorporated through the Share Transfer are as follows.

Amount of capital: 40 billion yen

Amount of legal capital surplus: 10 billion yen

Amount of legal retained earnings: 0 yen

The above amounts of capital and reserves are within the scope of laws and regulations, and are judged to be appropriate in light of the purpose and size of the Holding Company and its post-incorporation capital policy, etc.

(2) Matters concerning the appropriateness of provisions relating to share acquisition rights to be issued upon the Share Transfer

Upon the Share Transfer, the share acquisition rights of the Holding Company to be issued to the holders of the Bank’s share acquisition rights in exchange for their share acquisition rights are almost the same as the share acquisition rights of the Bank, and one (1) common share of the Holding Company will be allotted for each common share of the Bank. Therefore, the Bank has determined that it is appropriate to allot one (1) share acquisition right of the Holding Company per one (1) share acquisition right of the Bank to the holders of the share acquisition rights of the Bank.

(3) Matters concerning wholly owned subsidiaries in the Share Transfer

There are currently no events that have occurred since the end date of the Bank’s last fiscal year that would materially dispose of assets, incur significant liabilities, or otherwise materially affect the condition of the Company’s assets.

4. Matters concerning persons who will be Directors of the Holding Company (excluding those who are Audit and Supervisory Committee Members)

The persons who will be Directors of the Holding Company (excluding those who are Audit and Supervisory Committee Members) are as follows.

Name (Date of birth)	Career summary, position and responsibility in the Bank (Significant concurrent positions outside the Bank)		Number of the Bank’s shares owned	Number of shares of the Holding Company to be allocated
Nobuhiro Doi (April 25, 1956)	[Career summary, position and responsibility in the Bank]		11,614	11,614
	Apr. 1980	Joined the Bank
	June 2007	Director, General Manager, Personnel Division
	June 2008	Managing Director
	June 2010	Managing Director, General Manager, Head Office Business Department
	June 2012	Managing Director
	June 2015	President (present position)

[Reasons for selection as Director candidate]
Nobuhiro Doi served as Director in charge of the Bank’s business management, risk management, personnel affairs, and others. He is thoroughly experienced in management and administration and business operation of the Group as he has served as President since June 2015, etc. The Bank has judged that he can contribute to strengthening the effectiveness of the decision-making and supervisory functions of the Holding Company’s Board of Directors as he will utilize his extensive business experience and broad knowledge cultivated thus far for sustainable growth and the enhancement of medium- to long-term value for the Group. As such, the Bank selected him as a candidate for Director.
Hiroyuki Hata (April 16, 1963)	[Career summary, position and responsibility in the Bank]		7,182	7,182
	Apr. 1987	Joined the Bank
	June 2018	Director, General Manager of Productivity Innovation Headquarters Secretariat
	June 2019	Managing Director (present position) in charge of Innovation & Digital Strategy Division, Business Administration Division, Operations Support Division and Systems Division
[Reasons for selection as Director candidate]
Hiroyuki Hata served as General Manager in charge of the Bank’s business management, sales, risk management and personnel. He is thoroughly experienced in management and administration and business operation of the Group as he has served as Managing Director since June 2019 and Director in charge of innovation & digital strategy, administration/systems, etc. The Bank has judged that he can contribute to strengthening the effectiveness of the decision-making and supervisory functions of the Holding Company’s Board of Directors as he will utilize his extensive business experience and broad knowledge cultivated thus far for sustainable growth and the enhancement of medium- to long-term value for the Group. As such, the Bank selected him as a candidate for Director.

Name (Date of birth)	Career summary, position and responsibility in the Bank (Significant concurrent positions outside the Bank)		Number of the Bank’s shares owned	Number of shares of the Holding Company to be allocated
Mikiya Yasui (February 8, 1965)	[Career summary, position and responsibility in the Bank]		6,502	6,502
	Apr. 1987	Joined the Bank
	June 2017	Director
	June 2018	Managing Director, General Manager, Head Office Business Department
	June 2021	Managing Director (present position) in charge of Group Strategy Management, General Secretariat, Human Resources and General Affairs Division and Kyoto Banking College
[Reasons for selection as Director candidate]
Mikiya Yasui served as General Manager in charge of the Bank’s business management, sales, and personnel. He is thoroughly experienced in management and administration and business operation of the Group as he has served as Managing Director since June 2018 and Director in charge of sales, management and administration, personnel, treasury & investment, group strategy, etc. The Bank has judged that he can contribute to strengthening the effectiveness of the decision-making and supervisory functions of the Holding Company’s Board of Directors as he will utilize his extensive business experience and broad knowledge cultivated thus far for sustainable growth and the enhancement of medium- to long-term value for the Group. As such, the Bank selected him as a candidate for Director.
Minako Okuno (February 23, 1966)	[Career summary, position and responsibility in the Bank]		4,200	4,200
	Apr. 1989	Joined the Bank
	June 2013	General Manager, Kyoto Banking College
	June 2018	General Manager, Public & Regional Affairs Division
	June 2019	Executive Officer (commissioned General Manager of Public & Regional Affairs Division)
	June 2022	Director (present position) in charge of Public & Regional Affairs Division, International Division and Overseas Representative Offices
[Reasons for selection as Director candidate]
Minako Okuno served as General Manager in charge of the Bank’s sales and personnel. She is thoroughly experienced in management and administration and business operation of the Group as she has served as Director since June 2022. The Bank has judged that she can contribute to strengthening the effectiveness of the decision-making and supervisory functions of the Holding Company’s Board of Directors as she will utilize her extensive business experience and broad knowledge cultivated thus far for sustainable growth and the enhancement of medium- to long-term value for the Group. As such, the Bank selected her as a candidate for Director.

Name (Date of birth)	Career summary, position and responsibility in the Bank (Significant concurrent positions outside the Bank)		Number of the Bank’s shares owned	Number of shares of the Holding Company to be allocated
Kanji Habuchi (March 10, 1969)	[Career summary, position and responsibility in the Bank]		1,588	1,588
	Apr. 1993	Joined the Bank
	June 2015	General Manager, Shimogamo Branch
	June 2017	General Manager, Human Resources and General Affairs Division
	June 2021	Executive Officer (commissioned General Manager of Human Resources and General Affairs Division) (present position)
[Reasons for selection as Director candidate]
Kanji Habuchi served as General Manager in charge of the Bank’s sales and personnel. He is thoroughly experienced in management and administration and business operation of the Group as he has served as Executive Officer since June 2021. The Bank has judged that he can contribute to strengthening the effectiveness of the decision-making and supervisory functions of the Holding Company’s Board of Directors as he will utilize his extensive business experience and broad knowledge cultivated thus far for sustainable growth and the enhancement of medium- to long-term value for the Group. As such, the Bank selected him as a candidate for Director.
Etsuji Motomasa (December 5, 1969)	[Career summary, position and responsibility in the Bank]		2,346	2,346
	Apr. 1993	Joined the Bank
	Aug. 2013	General Manager, Seikacho Branch
	June 2016	General Manager, Corporate Communications Division
	June 2017	General Manager, Corporate Planning Division, and General Manager, Corporate Communications and Research Office of Corporate Planning Division
	Apr. 2020	General Manager, Corporate Planning Division
	June 2021	Executive Officer (commissioned General Manager of Corporate Planning Division) (present position)

[Reasons for selection as Director candidate]
Etsuji Motomasa served as General Manager in charge of the Bank’s sales and management and administration. He is thoroughly experienced in management and administration and business operation of the Group as he has served as Executive Officer since June 2021. The Bank has judged that he can contribute to strengthening the effectiveness of the decision-making and supervisory functions of the Holding Company’s Board of Directors as he will utilize his extensive business experience and broad knowledge cultivated thus far for sustainable growth and the enhancement of medium- to long-term value for the Group. As such, the Bank selected him as a candidate for Director.
Notes	1. The number of the Bank’s shares owned is based on the ownership status as of March 31, 2023, and the number of shares of the Holding Company to be allocated is based on such ownership status, taking into account the share transfer ratio. Therefore, the actual number of shares of the Holding Company to be allocated may vary depending on the ownership status until immediately prior to the Date of Incorporation of the Holding Company.
2.	None of the above candidates have any special relationship with the Bank, nor is there any plan to create a special interest with the Holding Company.
3.	If this Proposal is approved and adopted, the Holding Company plans to enter into a Directors and Officers Liability Insurance Contract with an insurance company as stipulated in Article 430-3, Paragraph 1 of the Companies Act. The insurance contract shall cover damages, litigation expenses, and other losses that would otherwise be borne by the insured (excluding cases that fall under certain exemptions, such as in the case of an intentional violation of laws and regulations). The Holding Company shall pay all of the insured’s premiums. Each candidate for Director of the Holding Company shall be insured under such insurance contract in the event that he/she is elected and assumes office as a Director (excluding those who are Audit and Supervisory Committee Members).

5. Matters concerning Audit and Supervisory Committee Members of the Holding Company who will be Directors

The Audit and Supervisory Committee Members of the Holding Company who will be Directors are as follows.

Name (Date of birth)	Career summary, position and responsibility in the Bank (Significant concurrent positions outside the Bank)		Number of the Bank’s shares owned	Number of shares of the Holding Company to be allocated
Toshiro Iwahashi (December 12, 1961)	[Career summary, position and responsibility in the Bank]		7,787	7,787
	Apr. 1986	Joined the Bank
	June 2014	Director, General Manager, Sanjo Branch
	June 2015	Director, General Manager, Credit Examination Division
	June 2016	Managing Director, General Manager, Head Office Business Department
	June 2018	Managing Director
	June 2022	Senior Managing Director (present position) in charge of Risk Management Division and Internal Audit Division
[Reasons for selection as Director candidate]
Toshiro Iwahashi served as General Manager in charge of the Banks’ management and administration and sales, and subsequently served as Director in charge of the Bank’s management and administration, sales, credit examination, personnel, etc. He is thoroughly experienced in management and administration and business operation of the Group as he has served as Senior Managing Director since June 2022. The Bank has judged that he can contribute to further ensuring the transparency and fairness of the decision-making and further strengthening the supervisory function of the Holding Company’s Board of Directors from an objective standpoint independent from management as he will utilize his extensive business experience and broad knowledge cultivated thus far for sustainable growth and the enhancement of medium- to long-term value for the Group. As such, the Bank selected him as a candidate for Director who is an Audit and Supervisory Committee Member.
Chiho Oyabu (March 15, 1962)	[Career summary, position and responsibility in the Bank]		0	0
	Apr. 1994	Assistant Professor, Faculty of Education, Gifu University
	Apr. 2010	Professor, Faculty of Education, Gifu University (present position)
	Apr. 2019	Professor, Graduate School, Hyogo University of Teacher Education (present position)
	June 2020	Director, the Bank (present position)
	Apr. 2021	Vice President, Gifu University, Tokai National Higher Education and Research System (present position)
[Reasons for selection as Outside Director candidate and expected roles, etc.]

As a university professor with household finance, financial education and consumer issues as her main areas of research, Chiho Oyabu has expertise as well as broad knowledge in those and other areas.

The Bank has judged that she can contribute to further ensuring the transparency and fairness of the decision-making and further strengthening the supervisory function of the Holding Company’s Board of Directors from an objective standpoint independent from management as she has been serving as Outside Director of the Bank since June 2020, and will utilize her extensive experience and specialized knowledge for sustainable growth and the enhancement of medium- to long-term value for the Group. As such, the Bank selected her as a candidate for Outside Director who is an Audit and Supervisory Committee Member.

Name (Date of birth)	Career summary, position and responsibility in the Bank (Significant concurrent positions outside the Bank)		Number of the Bank’s shares owned	Number of shares of the Holding Company to be allocated
Eiji Ueki (June 18, 1958)	[Career summary, position and responsibility in the Bank]		100	100
	Apr. 1981	Joined Nippon Telegraph and Telephone Public Corporation (currently NIPPON TELEGRAPH AND TELEPHONE CORPORATION)
	June 2009	Executive Officer, NTT DATA Corporation
	June 2013	Director and Executive Officer, NTT DATA Corporation
	June 2014	Director and Managing Executive Officer, NTT DATA Corporation
	June 2016	Representative Director and Managing Executive Officer, NTT DATA Corporation
	June 2017	Representative Director and Executive Vice President, NTT DATA Corporation
	June 2018	Representative Director and President, NTT DATA SYSTEM TECHNOLOGIES INC.
	June 2021	Representative Director and President, NTT DATA FORCE CORPORATION
	June 2021	Director, the Bank (present position)
	Apr. 2022	Representative Director and President, NTT DATA FINANCIAL TECHNOLOGY CORPORATION (present position)
	June 2022	Director, NTT DATA FORCE CORPORATION (present position)
<Significant concurrent positions outside the Bank> Representative Director and President, NTT DATA FINANCIAL TECHNOLOGY CORPORATION Director, NTT DATA FORCE CORPORATION
[Reasons for selection as Outside Director candidate and expected roles, etc.]
Eiji Ueki has served in important positions at NTT DATA Corporation, and currently serves as Representative Director and President of NTT DATA FINANCIAL TECHNOLOGY CORPORATION and Director of NTT DATA FORCE CORPORATION. The Bank has judged that he can contribute to further ensuring the transparency and fairness of the decision-making and further strengthening the supervisory function of the Holding Company’s Board of Directors from an objective standpoint independent from management as he has been serving as Outside Director of the Bank since June 2021, and will utilize his extensive experience as a corporate manager and specialized knowledge in the systems field for sustainable growth and the enhancement of medium- to long-term value for the Group. As such, the Bank selected him as a candidate for Outside Director who is an Audit and Supervisory Committee Member.

Name (Date of birth)	Career summary, position and responsibility in the Bank (Significant concurrent positions outside the Bank)		Number of the Bank’s shares owned	Number of shares of the Holding Company to be allocated
Hiroyuki Nakatsukasa (December 21, 1957)	[Career summary, position and responsibility in the Bank]		0	0
	Sept. 1984	Registered as Certified Public Accountant
	Oct. 1988	Registered as Certified Public Tax Accountant
	Nov. 1989	Established Nakatsukasa Certified Public Accountant and Tax Accountant Firm; Representative, ditto (present position)
	June 2007	Chairman, The Japanese Institute of Certified Public Accountants Kinki Chapter
	July 2007	Vice Chairman, The Japanese Institute of Certified Public Accountants
	June 2009	Outside Audit & Supervisory Board Member, Osaka Securities Exchange Co., Ltd.
	Feb. 2012	Outside Audit & Supervisory Board Member, Furusato Industries, Ltd.
	Jan. 2013	Outside Director, Japan Exchange Group, Inc.
	June 2015	Outside Audit & Supervisory Board Member, The Nippon Synthetic Chemical Industry Co., Ltd.
	June 2015	Outside Director, Furusato Industries, Ltd.
	June 2021	Audit & Supervisory Board Member, the Bank (present position)
	Oct. 2021	Outside Director, MARUKA FURUSATO CORPORATION (present position)
<Significant concurrent positions outside the Bank>
Outside Director, MARUKA FURUSATO CORPORATION.
[Reasons for selection as Outside Director candidate and expected roles, etc.]
Hiroyuki Nakatsukasa possesses adequate knowledge in finance and accounting as a certified public accountant and certified public tax accountant. The Bank has judged that he can contribute to further ensuring the transparency and fairness of the decision-making and further strengthening the supervisory function of the Holding Company’s Board of Directors from an objective standpoint independent from management as he has been serving as Outside Audit & Supervisory Board Member of the Bank since June 2021, and will utilize his extensive experience and specialized knowledge for sustainable growth and the enhancement of medium- to long-term value for the Group. As such, the Bank selected him as a candidate for Outside Director who is an Audit and Supervisory Committee Member.

Name (Date of birth)	Career summary, position and responsibility in the Bank (Significant concurrent positions outside the Bank)		Number of the Bank’s shares owned	Number of shares of the Holding Company to be allocated
Motoko Tanaka (April 22, 1958)	[Career summary, position and responsibility in the Bank]		100	100
	Apr. 1988	Public Prosecutor
	July 2015	Chief Public Prosecutor, Matsue District Public Prosecutors Office
	Sept. 2016	Public Prosecutor, Supreme Public Prosecutors Office
	July 2017	Chief Public Prosecutor, Mito District Public Prosecutors Office
	Feb. 2018	Chief Public Prosecutor, Kyoto District Public Prosecutors Office
	July 2019	Chief Public Prosecutor, Kobe District Public Prosecutors Office
	Nov. 2020	Registered as an attorney at law (Osaka Bar Association) Guest Lawyer, Katayama and Hiraizumi Law Office (present position)
	June 2021	Audit & Supervisory Board Member, the Bank (present position)
[Reasons for selection as Outside Director candidate and expected roles, etc.]
Motoko Tanaka has a wealth of experience and specialized knowledge related to general legal affairs, having served many years as a public prosecutor. The Bank has judged that she can contribute to further ensuring the transparency and fairness of the decision-making and further strengthening the supervisory function of the Holding Company’s Board of Directors from an objective standpoint independent from management as she has been serving as Outside Audit & Supervisory Board Member of the Bank since June 2021, and will utilize her extensive experience and specialized knowledge for sustainable growth and the enhancement of medium- to long-term value for the Group. As such, the Bank selected her as a candidate for Outside Director who is an Audit and Supervisory Committee Member.
Notes:	1. The number of the Bank’s shares owned is based on the ownership status as of March 31, 2023, and the number of shares of the Holding Company to be allocated is based on such ownership status, taking into account the share transfer ratio. Therefore, the actual number of shares of the Holding Company to be allocated may vary depending on the ownership status until immediately prior to the Date of Incorporation of the Holding Company.
2.	None of the above candidates have any special relationship with the Bank, nor is there any plan to create a special interest with the Holding Company.
3.	Chiho Oyabu, Eiji Ueki, Hiroyuki Nakatsukasa and Motoko Tanaka are candidates for Outside Directors of the Holding Company.
4.	The number of years candidates for Outside Director of the Holding Company have served as Outside Directors or Outside Audit & Supervisory Board Members of the Bank is as follows.

(i) Chiho Oyabu is currently an Outside Director of the Bank and the term of office as an Outside Director of the Bank will be three (3) years as of the conclusion of this General Meeting of Shareholders.

(ii) Eiji Ueki is currently an Outside Director of the Bank and the term of office as an Outside Director of the Bank will be two (2) years as of the conclusion of this General Meeting of Shareholders.

(iii) Hiroyuki Nakatsukasa is currently an Outside Audit & Supervisory Board Member of the Bank and the term of office as an Outside Audit & Supervisory Board Member of the Bank will be two (2) years as of the conclusion of this General Meeting of Shareholders.

(iv) Motoko Tanaka is currently an Outside Audit & Supervisory Board Member of the Bank and the term of office as an Outside Audit & Supervisory Board Member of the Bank will be two (2) years as of the conclusion of this General Meeting of Shareholders.

5.	Although both Chiho Oyabu, and Motoko Tanaka have never been involved in corporate management other than serving as outside officers, the Bank has judged that they can adequately carry out their duties as Director who is an Audit and Supervisory Committee Member due to the above-mentioned “Reasons for selection as Outside Director candidate and expected roles, etc.”

6.	Until June 2018, Eiji Ueki was an executive of NTT DATA Corporation, which is a specified related business operator (the main transactions are system operation consignment, etc. and ordinary banking transactions) of the Bank. However, the amount of transactions with the Bank from the company’s perspective was less than 1% of consolidated net sales in the most recent fiscal year, and the amount of transactions with the company from the Bank’s perspective was less than 1% of consolidated gross business profit for the most recent fiscal year, and there are no other mutual contributions or shareholdings. In addition, it has been approximately five years since he resigned from his position as an executive/employee of NTT DATA Corporation, and as of now, he does not have any relationship with the company. Based on the above, it has been determined that he is independent as an Outside Director.
7.	Motoko Tanaka is expected to be appointed as an outside director of The Kansai Electric Power Company, Incorporated at their 99th general meeting of shareholders to be held on June 28, 2023.
8.	If this Proposal is approved and adopted, Chiho Oyabu, Eiji Ueki, Hiroyuki Nakatsukasa and Motoko Tanaka will be registered with the Tokyo Stock Exchange as Independent Officers in accordance with the rules and regulations of the Exchange.
9.	If this Proposal is approved and adopted, the Holding Company will enter into an Agreement Limiting Liability with each of Chiho Oyabu, Eiji Ueki, Hiroyuki Nakatsukasa and Motoko Tanaka to limit their liability to the amount stipulated by laws and regulations.
10.	If this Proposal is approved and adopted, the Holding Company plans to enter into a Directors and Officers Liability Insurance Contract with an insurance company as stipulated in Article 430-3, Paragraph 1 of the Companies Act. The insurance contract shall cover damages, litigation expenses, and other losses that would otherwise be borne by the insured (excluding cases that fall under certain exemptions, such as in the case of an intentional violation of laws and regulations). The Holding Company shall pay all of the insured’s premiums. Each candidate for Director who is an Audit and Supervisory Committee Member of the Holding Company shall be insured under such insurance contract in the event that he/she is elected and assumes office as a Director who is an Audit and Supervisory Committee Member.
11.	Both Chiho Oyabu and Eiji Ueki are candidates for Outside Directors of the Bank at this General Meeting of Shareholders. However, if they are elected as Outside Directors of the Bank in accordance with Proposal 2 and this Proposal is approved and adopted, they will resign as Outside Directors of the Bank as of the date one day before the effective date of the Share Transfer (Scheduled on October 1, 2023).
12.	Both Hiroyuki Nakatsukasa and Motoko Tanaka are currently Outside Audit & Supervisory Board Members of the Bank. However, if this Proposal is approved and adopted, they will resign as Outside Audit & Supervisory Board Members of the Bank as of the date one day before the effective date of the Share Transfer (scheduled on October 1, 2023).

6. Matters concerning the entity that will be the Accounting Auditor of the Holding Company

The entity that will be the Accounting Auditor of the Holding Company is as follows.

Name	Deloitte Touche Tohmatsu LLC
Location of main place of business	Marunouchi Nijubashi Building, 3-2-3 Marunouchi, Chiyoda-ku, Tokyo
History	May 1968:	Established as Tohmatsu Aoki Tsuda Tsukada Aoki Uno Kasukabe & Co.
	February 1969:	Renamed as Tohmatsu Aoki & Co.
	May 1975:	Joined Touche Ross International Alliance <TRI> (now Deloitte Touche Tohmatsu Limited <DTTL>)
	February 1990:	Renamed as Tohmatsu & Co.
	July 2009	Reorganized as a Limited Liability Audit Corporations and renamed as Deloitte Touche Tohmatsu LLC
Companies audited	3,244 companies (as of end of May, 2022)
Capital	¥1,138 million (as of February 28, 2023)
Constituting members	Partner (Certified Public Accountants):	486
	Specified Partner:	59
	Certified Public Accountants:	2,586
	Persons who have passed the Certified Public Accountant Examination, etc.:	1,176
	Other professional staff:	3,142
	Clerical staff:	85
	Total:	7,534
	(As of February 28, 2023)

Note	Deloitte Touche Tohmatsu LLC was nominated as a candidate for Accounting Auditor of the Holding Company because the size, experience and other abilities to perform duties, independence, internal control system and other factors of the said audit corporation were comprehensively taken into consideration, and the corporation was judged to be suitable.

Proposal 5 and 6 were advanced by one shareholder (hereinafter referred to as the “Proposing Shareholder”).

A shareholder proposal is indicated, in principle, by transcribing the statements received from the Proposing Shareholder except for “Opinion of the Board of Directors of the Bank” and “Reasons for Opposition.”

[Shareholder Proposal] Proposal 5: Dividend of surplus (special dividend)

1.	Summary of the First Proposal
(1)	Agenda : Dividend of Surplus (special dividend)

A special dividend shall be made as follows:

A.	Type of dividend:

Cash

B.	Allocation and the total amount of dividends:

An amount equal to JP 62 per share shall be paid in addition to the amount (if any) of the dividend payment from surplus per share of common stock which is approved at the 120th Annual General Meeting of Shareholders based on the proposal on the dividend of surplus made by the Company. The total amount of special dividends to be paid pursuant to the Agenda shall be calculated by multiplying the amount of the special dividend per share of common stock by the number of shares eligible to receive dividend payments as of 31st March 2023.

C.	Effective date of dividend payment from surplus

The day after the date of the 120th Annual General Meeting of Shareholders.

D.	Payment date of dividend:

19th July 2023.

2.	Outline of Reason for the First Proposal

The Company’s dividend policy should be to distribute to shareholders amount equal to 100% of the amount of the Company’s net income that is not directly related to its core business activities (specifically, dividend income that the Company receives on the Company’s equity holdings) plus an amount equal to 50% of the net income from its core lending activities. If the Company adopts such policy, the Company is able to retain 50% of the available earnings generated by the Company’s core lending and banking activities. The Company has sufficient financial flexibility to self-fund the expansion of its banking business.

The payment of this special dividend to be proposed at the upcoming General Meeting of Shareholders does not adversely impact the Company and its future business prospects or solvency of the Company. Further, the payment of such a special dividend does not jeopardise the Company’s ability to prepare for various technology changes, provide services to its customers, or fulfill its obligations to stakeholders in the Kyoto prefecture.

<Opinion of the Board of Directors of the Bank>

The Board of Directors opposes this shareholder proposal.

<Reasons for Opposition>

The Bank has embraced the idea that, to improve its corporate value continuously over the medium and long term, it is important to realize “investment for growth,” “ensuring sound management,” and “enhancing shareholder returns” in a balanced manner. Especially, the Bank, as a regional financial institution, have recognized that the Bank is required to realize flexibly “enhancing shareholder returns” to a high level as well as to realize actively support for the start-up and growth of local companies through “investment for growth” and “ensuring sound management” that will allow the Bank to continue to support corporate cash flows even in the event of a sudden and prolonged deterioration in the corporate business environment.

The Bank recognizes that returning profit to shareholders is one of the most important issues in management and has been improving shareholder returns. The Bank announced a new shareholder return policy in December 2021, aiming for a total payout ratio of 50%. Pursuant to this policy, for the fiscal year ended March 31, 2022, the Bank paid an annual dividend of 100yen and acquired 2.5 billion yen of treasury stock, resulting in a total payout ratio of 49%. In the fiscal year ended March 31, 2023, the Bank plans for an annual dividend of 140 yen (planned) and acquired 5 billion yen of treasury stock, resulting in a total payout ratio of 57% (planned).

Although the business environment surrounding regional financial institutions continues to be severe, the Bank has taken various measures to improve corporate value over the long term. Specifically, the Bank has expanded its business domain by establishing Kyogin Securities in 2017, started a will and inheritance trust business in 2018, and started a recruitment business in 2020, thereby expanding its problem-solving functions. In addition, the Bank has maintained an efficient and robust operating structure by reviewing its digital investments and branch network as appropriate.

The Medium-Term Management Plan (FY2023-FY2025) announced on March 27, 2023, targets an ROE of 6% based on shareholders’ equity (3% based on net assets) and an equity ratio in the 11% range. To achieve these targets, the Bank has raised its shareholder return policy from “a total payout ratio targeting around 50% “ to “a total payout ratio of 50% or more”, and intends to flexibly implement shareholder returns while committing to a total payout ratio of 50%. The bank is also preparing transition to a holding company structure effective as of October 2, 2023 (scheduled), subject to the approval of the Ordinary General Meeting of Shareholders and the necessary approval, etc. from the relevant authorities. The Bank plans to concentrate the strengths of each group company as a comprehensive solutions provider and increase the annual dividend from 140 yen (planned, the fiscal year ended March, 2023) to 160 yen for the fiscal year ending March 31, 2024, the first year of the plan. In addition, based on medium and long term management strategy and capital policy, the Board of Director is considering a flexible share buyback at an appropriate amount and number of shares.

The Bank deems that the best way to return profits to shareholders is through measures based on the Bank’s shareholder return policy, based on a medium- to long-term perspective. With regard to the criteria for shareholder return, the Bank positions it as the distribution of profits to shareholders who invest in the Bank’s business strategy and believes that decisions should be based on profit attributable to owners of the parent generated as a result of business activities during the each fiscal year, rather than solely on dividends the Bank receives for shares it owns.

If the Bank implement the shareholder returns of the shareholder proposals (Proposal 5 and Proposal 6), the Bank will return all profits to shareholders without retaining internal reserves, we cannot deny that it is based on a short-term perspective that does not take into account the characteristics of the Bank as a regional financial institution and is judged not to lead to improvement in medium- to long-term corporate value.

Therefore, the Board of Directors of the Bank opposes this shareholder proposal.

[Shareholder Proposal] Proposal 6: Buyback of Own Shares

1.	Summary of the Second Proposal
(1)	Agenda: Buyback of Own Shares

Pursuant to the provisions of Article 156, Paragraph 1 of the Companies Act, prior to 31st March 2024, the Company shall acquire its common stock by way of cash payment up to a total number of 760,000 shares at a total acquisition price of 5 billion yen (or, if the total amount of the acquisition price permitted under the Companies Act (the “Distributable Amount” as defined in Article 461 of the Companies Act) is less than such amount, the maximum amount of the total acquisition price permitted under the Companies Act).

2.	Outline of Reason for the Second Proposal

The Company should not retain additional earnings until the Company can achieve a ROE of at least 10% on its core banking activities. The Company must also publish a reasonable plan to achieve a price to book value ratio of 1.0x, as set out in the Tokyo Stock Exchange guidelines.

The share repurchased proposed at the upcoming General Meeting of Shareholders dose not adversely impact the Company and its future business prospects or solvency of the Company.

Further, the share buyback does not jeopardise the Company’s ability to prepare for various technology changes, provide services to its customers, or fulfill its obligations to stakeholders in the Kyoto prefecture.

<Opinion of the Board of Directors of the Bank>

The Board of Directors opposes this shareholder proposal.

<Reasons for Opposition>

Same as “[Shareholder Proposal] Proposal 5: Dividend of surplus (special dividend).

End

(Appendix)

Business Report

(120th Term from April 1, 2022 to March 31, 2023)

1.       Status of the Bank

(1)	Business Progress and Results
Principal Business of the Bank

The Bank’s Head Office and other units, such as branches, are engaged in deposits and lending services, trading of commodity securities, investment in securities, domestic exchange services, foreign exchange services, trust services, and other services, and promote region-based business activities.

Financial and Economic Environment

During the fiscal year under review, the Japanese economy as a whole showed a gradual recovery trend as socioeconomic activities have normalized, although some negative impacts from measures against the COVID-19 pandemic and other factors remained. During this period, production activities in the corporate sector weakened on the back of the slowdown in overseas economies and supply constraints. On the other hand, consumer spending remained robust overall, as service-related consumption grew along with the easing of behavioral restrictions, despite concerns about the effects of the weak yen and high prices. Toward the end of the fiscal year, amid the worsening labor shortage and growing momentum for wage hikes, attention was focused on global inflation and monetary policy trends, and there were concerns about the ripple effects of the U.S. bank failures, and the period ended with growing caution about downward risks to the economy.

Business Progress and Results

Under these circumstances, the Bank worked to establish a management foundation and implement various measures, including sustainability management, to cap all efforts in the final year of its 7th Medium-Term Management Plan, “Phase Change 2020” (April 2020 to March 2023).

Reinforcement of Sustainability Management Promotion Structure

The Bank has newly established the Sustainability Management Promotion Division to strengthen efforts to improve corporate value, including SDGs, and to further enhance communication with shareholders, investors, local communities, and other stakeholders.

Expanding Scope of Business from Banking to Comprehensive Financial Solutions

Aiming to further exercise its consulting functions, the Bank worked to provide optimal, higher-quality services to its customers.

[SDGs and ESG Management Support Initiatives]

For business customers, the Bank has started offering Kyogin Sustainability Management Support and Kyogin SDGs Execution Support. Together with Kyogin SDGs Declaration Support, which was launched in 2021, these services will contribute to long-term and sustainable growth by establishing an integrated consulting system to understand the status of customers’ initiatives, sort out issues, and support strategy formulation and implementation, and by staying close to customers.

In terms of financial support, the Bank became the first regional financial institution in the Kinki region to offer loans with business continuity expense insurance and loans with cyber risk insurance to support customers’ business continuity in the event of an emergency. In addition, the Bank has continued to provide support through donation-type privately-placed bonds, and the cumulative amount of donations through the donation-type privately-placed bonds has surpassed 100 million yen, steadily building up its track record.

Moreover, the Bank is accelerating its efforts to solve social issues through active support for start-up and growth companies, which has been its long-standing commitment since its establishment, such as investment with the Kyogin Kagayaku Mirai Support Fund No. 3 for SDGs.

[Initiatives for Individual Customers]

For individual customers, the Bank promoted initiatives centered on consulting-based sales activities to meet customer needs. One such example is the launch of the Kyogin Mortgage Loan Web Application Service, which enables customers to apply for a mortgage loan 24 hours a day, 7 days a week and complete a series of procedures from applying for a preliminary screening to checking the results of a formal screening, all without face-to-face contact.

Furthermore, the Bank was the first regional financial institution in the Kinki region to receive a high rating of “S” for its investment trust sales business in a survey conducted by Rating and Investment Information, Inc. This rating recognizes an institution as being engaged in efforts to maximize customer benefits and as demonstrating excellence in many facets. By introducing external evaluation, the Bank will accelerate its efforts to become a trusted bank that earns customers’ confidence.

[Initiatives for Regional Revitalization]

For local communities, the Bank has concluded a collaboration agreement with Kyoto Prefecture, Muko City, and West Japan Railway Company for the realization of “ZET-valley,” an industrial creation leading zone, and is contributing to solving local issues and revitalizing local communities according to regional characteristics, including decarbonization and utilization of historical resources, through efforts such as promoting the use of old private houses.

Best Mix of Face-to-face and Digital Services

The Bank worked to enhance and improve the efficiency of both face-to-face and digital services, and to provide effective services through a combination of the two.

[Face-to-face Service]

Regarding face-to-face service, the Bank opened new specialized offices, the Higashiosaka Chuo Corporate Office and the Inheritance and Asset Succession Consulting Plaza Kyoto-Chuo, to strengthen consulting-based sales activities to business and individual customers, respectively.

At the end of the fiscal year under review, the number of branches totaled 174 (including 11 in-store branches and 6 sub-branches).

[Digital Services]

Regarding digital services, the DX Business Development Division was established to strengthen efforts to create non-financial businesses in the DX field, and the Data Driven Promotion Office was established to promote the effective use of data throughout the Group.

In terms of initiatives for customers, the Bank started handling the COTOYOLI MALL, an e-commerce mall and the &WA, an e-commerce portal site for cooperation with regional financial institutions, and worked to build a nationwide digital trade area by offering a lineup of “products known only to those in the know” that can only be discovered by a regional financial institution.

The Bank also launched the Kyogin Mikatano, a DX support service for small and medium-sized enterprises, as well as a service that allows customers to complete purchases of stock and investment trusts without face-to-face contact.

On the other hand, the Bank itself has been working on the digitization of banking operations and administrative procedures, including the introduction of new sales support tools aimed at accurately and promptly responding to increasingly diverse and sophisticated customer needs, and an electronic contract service aimed at improving efficiency and making paperless transactions.

Initiatives for Climate Change

The Bank recognizes that addressing climate change, including the realization of a decarbonized society, is a challenge for the entire region and one that the Bank should actively address.

In support of the Task Force on Climate-Related Financial Disclosures (TCFD) recommendations, the Bank has set a sustainable financing target and a CO2 emissions reduction target as goals for its efforts to achieve carbon neutrality, and will promote a variety of initiatives and information disclosure.

As a result of the above efforts, the financial results were as follows.

7th Medium-Term Management Plan

With respect to the 7th Medium-Term Management Plan due by March 31, 2023, the Bank was able to end the term by achieving all the targets it had set as key financial indicators.

Status of Income

Interest income increased 4,122 million yen from the previous fiscal year to 85,927 million yen, mainly due to interest on loans and discounts, reflecting higher foreign currency interest rates. Fees and commissions increased 438 million yen from the previous fiscal year to 17,445 million yen, mainly due to consulting fees.

On the other hand, interest expenses increased 4,573 million yen from the previous fiscal year to 7,395 million yen, mainly due to interest on deposits.

In addition to the above, provision of allowance for loan losses decreased 8,701 million yen from the previous fiscal year, resulting in ordinary profit of 35,544 million yen, up 9,459 million yen from the previous fiscal year, and profit of 25,639 million yen, up 6,920 million yen from the previous fiscal year.

Consolidated ordinary profit stood at 38,177 million yen, and profit attributable to owners of parent stood at 27,213 million yen.

<Reference> Shareholder Returns

•	The Bank is working to enhancing shareholder returns while maintaining a balance between growth investments and ensuring sound management.
•	In FY2022, the Bank paid dividends and repurchased its own shares in accordance with its shareholder return policy of “aiming for a total return ratio of 50% to profit attributable to owners of parent.”

Status of Major Accounts

The total of deposits and negotiable certificates of deposit increased 116.8 billion yen during the term, mainly due to a hike in deposits by individuals, and balance as of the fiscal year-end was 9,104.6 billion yen, surpassing the 9 trillion yen mark.

Loans and bills discounted increased 156.9 billion yen during the term, mainly driven by lending to corporate customers, and the balance as of the fiscal year-end was 6,305.9 billion yen.

Securities decreased 97.9 billion yen during the term as efforts were made to implement appropriate fund management while closely monitoring market trends, and the balance as of the fiscal year-end was 2,944.2 billion yen. Valuation difference (unrealized gains) resulting from mark-to-market accounting decreased 160.7 billion yen during the term to 720.4 billion yen as of the fiscal year-end.

Issues to Be Addressed by the Bank

In April of this year, the Bank launched its New/First Medium-Term Management Plan, “New Stage 2023.” The Plan is positioned as a three-year period during which the Bank will take a powerful first step toward a “new stage of growth and development” as a comprehensive solution provider by combining the management foundation of a wide-area regional bank and the functions and services it has been enhancing to date with the strengthening of cooperation and expansion of business areas within the Group through a holding company structure that the Bank is preparing to transition to in October 2023.

[Key Plan Indicators]

Indicators	Target (FY2025)	Target level
ROE	Shareholders’ equity basis: 6% (Net assets basis: 3%)	8% (5%)
Profit attributable to owners of parent (Consolidated profit)	30.0 billion yen	50.0 billion yen
Equity-to-asset ratio	11% level	Approximately 11%

Shareholder returns (During the period of the Plan)

Total return ratio of 50% or more

The Bank flexibly returns profit to shareholders by working to enhance shareholder returns while taking into account a balance between growth investments and ensuring sound management.

In FY2023, the first year of the Plan, the Bank will address the following three key issues.

Revitalization of Local Economy

The impact of COVID-19 remains in many parts of the regional economy, and there are many issues to be overcome before a full-fledged recovery of economic activities can be achieved. In addition, responding to global trends such as SDGs, decarbonization, and digital DX is also an important challenge.

As a regional financial institution, the Bank will further contribute to the revitalization and growth of the regional economy by addressing these issues through the exercise of its financial intermediary and consulting functions in accordance with the Plan.

Promotion of Investment for Sustainable Growth

In order to realize sustainable growth of the Group while contributing to solving issues faced by local communities and customers, the Bank will (1) invest in management resources to expand its business area, (2) invest and finance to improve profitability through appropriate risk-taking by leveraging its financial strength, and (3) invest in IT and DX to ensure a more optimized and robust IT infrastructure and to build an integrated database.

Implementation of Sustainable Management

By leveraging the management resources of the Group and by achieving a good balance between growth investments, ensuring sound management, and enhancing shareholder returns, the Bank will strive to improve corporate value on a long-term and sustainable basis and meet the expectations of a wide range of stakeholders. At the same time, through constructive dialogue with shareholders, the Bank will make efforts to both improve the efficiency of management and maintain its soundness.

We sincerely look forward to your continued support and kind consideration.

<Reference> Securities Held for Strategic Equity (List Companies)
•	In accordance with the intent of Japan’s Corporate Governance Code, the Bank has been reviewing the significance of holding securities held for strategic equity and has been reducing the number of stocks for which it has determined that there is no longer any significance in holding them.
•	In May 2022, the Bank announced its policy to reduce securities held for strategic equity by 16.0 billion yen, representing approximately 10% of their book value (over around three years), while maintaining stable relationships with its corporate customers.
•	The book value of securities held for strategic equity (listed) at the end of the term was 157.3 billion yen (a decrease of 1.8 billion yen during the term), and the number of stocks was 137 (a decrease of 9 stocks during the term).

[Progress of reduction in FY2022]
|Stocks sold	1.6 billion yen
|Stocks that have agreed to sell but have not yet been sold	3.4 billion yen
|Total	5.0 billion yen

(2) Status of Assets and Income
				(Million yen)
	FY2019	FY2020	FY2021	FY2022
Deposits	7,123,494	7,996,106	8,319,783	8,375,966
Time and savings deposits	2,200,091	2,105,539	2,111,003	2,039,789
Other	4,923,402	5,890,567	6,208,780	6,336,177
Loans and bills discounted	5,828,449	6,069,212	6,148,969	6,305,947
For individual customers	1,628,561	1,644,673	1,649,390	1,659,030
For small and medium-sized enterprises	2,156,775	2,369,057	2,421,948	2,525,832
Other	2,043,113	2,055,481	2,077,631	2,121,085
Trading securities	196	175	252	222
Securities	2,870,856	3,232,904	3,042,173	2,944,262
Government bonds	383,285	376,091	420,757	478,681
Other	2,487,570	2,856,812	2,621,416	2,465,581
Total assets	10,065,875	12,256,073	12,196,727	11,017,656
Domestic exchange transaction volume	39,905,844	35,611,713	36,065,505	37,935,392
Foreign exchange transaction volume	Million U.S. dollars	Million U.S. dollars	Million U.S. dollars	Million U.S. dollars
	18,345	25,374	26,673	22,631
Ordinary profit	26,634	20,625	26,084	35,544
Profit	19,159	14,878	18,718	25,639
Basic earnings per share	Yen	Yen	Yen	Yen
	253.62	196.81	247.65	341.83
Trust assets	3,178	4,170	4,533	4,174
Trust fees	17	12	11	8
(Reference) Trends in Consolidated Financial Results
				(Million yen)
	FY2019	FY2020	FY2021	FY2022
Ordinary income	113,823	108,156	127,422	124,333
Ordinary profit	29,232	23,765	29,176	38,177
Profit attributable to owners of parent	20,383	16,860	20,621	27,213
Total net assets	834,987	1,168,153	1,090,316	993,792
Total assets	10,078,463	12,273,908	12,210,967	11,037,611

Note: Amounts are rounded down to the nearest unit.

(3)	Status of Employees
As of March 31, 2023
Number of employees	3,353
Average age	38 years and 10 months old
Average years of service	14 years and 2 months
Average monthly salary	381 thousand yen

Notes: 1. Average age, average years of service, and average monthly salary are rounded down to the nearest unit, respectively.

2. “Number of employees” does not include contract employees and temporary employees.

3.	Average monthly salary represents the average monthly salary in March, excluding bonuses.

(4)	Status of Capital Investment
A) Total amount of capital investment	(Million yen)
Total amount of capital investment	5,848

B) Establishment of new principal facilities, etc.	(Million yen)
Details	Amount
New establishment, relocation, and renovation of stores, etc. (11 locations)	3,705

Notes: 1 In addition to the above, the Bank retired and sold stores, etc. during the fiscal year under review.

2 Amounts for facilities do not include consumption tax or local consumption tax.

(5)	Status of Principal Subsidiaries, etc.

Company name (Location)	Principal business	Capital	Percentage of voting rights held by the Bank in its subsidiaries, etc.	Other
Karasuma Shoji Co., Ltd. (9, Umetada-cho, Sanjo-dori, Karasuma Higashi-Iru, Nakagyo-ku, Kyoto)	Real estate management, renting service, mediation assistance for the Bank’s officers and employees, operation of an e-commerce mall	Million yen 10	% 100.00	—
Kyoto Guaranty Service Co., Ltd. (9, Umetada-cho, Sanjo-dori, Karasuma Higashi-Iru, Nakagyo-ku, Kyoto)	Credit guarantee service	30	100.00	—
Kyogin Lease & Capital Co., Ltd. (731, Higashi Shiokoji-cho, Karasuma-dori, Shichijo-Sagaru, Shimogyo-ku, Kyoto)	Leasing and investment services	100	50.00	(Note) 3
Kyoto Credit Service Co., Ltd. (731, Higashi Shiokoji-cho, Karasuma-dori, Shichijo-Sagaru, Shimogyo-ku, Kyoto)	Credit card service	50	100.00	—
Kyogin Card Service Co., Ltd. (731, Higashi Shiokoji-cho, Karasuma-dori, Shichijo-Sagaru, Shimogyo-ku, Kyoto)	Credit card service	50	100.00	—
Kyoto Research Institute, Inc. (700, Yakushimae-cho, Karasuma-dori, Matsubara-Agaru, Shimogyo-ku, Kyoto)	Economic research and study service, business consulting service	30	100.00	—
Kyogin Securities Co., Ltd. (700, Yakushimae-cho, Karasuma-dori, Matsubara-Agaru, Shimogyo-ku, Kyoto)	Securities service	3,000	100.00	—

Notes:  1.   Capital is rounded down to the nearest unit.

2.	Percentage of voting rights held by the Bank’s subsidiaries, etc. are rounded down to the nearest two decimal places.
3.	It refers to subsidiaries, etc., as defined in Article 4-2, Paragraph 2 of the Order for Enforcement of the Banking Act.
4.	In addition to the above, the Bank has one affiliated corporation accounted for by the equity method.

Summary of Significant Business Alliances

1.	Sixty-two regional banks have formed an alliance to provide services (ACS) such as automated cash withdrawals through the mutual use of ATMs.
2.	Sixty-two regional banks, city banks, trust banks, member banks of the Second Association of Regional Banks, Shinkin banks, credit unions, Agricultural cooperatives and Credit federations of fishery cooperatives (including the Norinchukin Bank and Credit federations of agricultural cooperatives), and labor banks provide services (MICS) such as automated cash withdrawals through the mutual use of ATMs.
3.	Chigin Network Service Co., Ltd. (CNS), a joint venture of 62 regional banks, provides services such as exchanging various data including general transfers, account transfers, deposits and withdrawal transaction details, etc. via data transmission with client companies, collecting payments on behalf of client companies and local governments at convenience stores, etc. affiliated with CNS and providing collecting results in data format, and registering account transfers via the internet.
4.	The Bank provides services such as automated cash withdrawal and automated cash deposits through the mutual use of ATMs in cooperation with JAPAN POST BANK Co. Ltd.
5.	The Bank provides services such as automated cash withdrawal and automated cash deposits through jointly installed ATMs in convenience stores, etc. in cooperation with Seven Bank, Ltd., E-net Co., Ltd., and Lawson Bank, Inc.
6.	The Bank provides services such as automated cash withdrawal and automated cash deposits through the mutual use of ATMs in cooperation with AEON Bank, Ltd.

(6)	Status of Business Transfer, etc. None

2.       Matters Regarding Officers (Directors and Audit & Supervisory Board Members)

(1) Status of Officers		(As of March 31, 2023)
Name	Position and responsibilities in the Bank	Significant concurrent positions outside the Bank	Other
Nobuhiro Doi	President (Representative Director)
Toshiro Iwahashi	Senior Managing Director (Representative Director) In charge of Risk Management Division and Internal Audit Division
Mikiya Yasui	Managing Director In charge of Group Strategy Management, General Secretariat, Human Resources and General Affairs Division and Kyoto Banking College
Hiroyuki Hata	Managing Director In charge of Innovation & Digital Strategy Division, Business Administration Division, Operations Support Division and Systems Division
Minako Okuno	Director In charge of Public & Regional Affairs Division, International Division, and Representative Offices
Junko Otagiri	Director (Outside Director)
Chiho Oyabu	Director (Outside Director)
Eiji Ueki	Director (Outside Director)	Representative Director and President of NTT DATA FINANCIAL TECHNOLOGY CORPORATION Director of NTT DATA FORCE CORPORATION
Masahiko Naka	Standing Audit & Supervisory Board Member (full-time)
Hiroyuki Ando	Audit & Supervisory Board Member (full-time)
Hiroyuki Nakatsukasa	Audit & Supervisory Board Member (Outside Audit & Supervisory Board Member)	Outside Director of MARUKA FURUSATO CORPORATION
Motoko Tanaka	Audit & Supervisory Board Member (Outside Audit & Supervisory Board Member)

Notes: 1. Director Junko Otagiri, Director Chiho Oyabu, Director Eiji Ueki, Audit & Supervisory Board Member Hiroyuki Nakatsukasa, and Audit & Supervisory Board Member Motoko Tanaka are registered with the Tokyo Stock Exchange (TSE) as Independent Officers.

2.	Audit & Supervisory Board Member Hiroyuki Nakatsukasa is a certified public accountant and licensed tax accountant and has considerable knowledge of finance and accounting.
3.	For Director Junko Otagiri, she professionally uses the name listed above; however, the name on her family register is Junko Hayashi.

(2)	Compensation for Officers
(A)	Matters regarding the policy for determining the details of compensation for each individual Directors

The policy for determining individual compensation for Directors (hereinafter referred to as the “Determination Policy”) is determined by a resolution of the Board of Directors after consulting with the Nomination and Compensation Committee and respecting the content of its report.

The compensation system for Directors is designed to fully function as an incentive to continuously improve corporate value, and the Bank’s basic policy for determining the compensation of individual Directors is to set it at an appropriate level based on the responsibilities of each position.

Specifically, the system consists of basic compensation, which is paid monthly in accordance with roles and responsibilities, bonuses for officers, which are paid in accordance with their contributions to the Bank’s performance in a single fiscal year, and restricted stock compensation, which is intended to motivate Directors to improve the Bank’s corporate value and raise their awareness of the importance of shareholder-oriented management.

From the viewpoint of independence, the compensation system for Outside Directors is not performance-linked, but only basic compensation paid on a monthly basis.

In order to enhance independence and strengthen corporate governance, the compensation system for Audit & Supervisory Board Members is not performance-linked, but only basic compensation pain on a monthly basis.

In determining the details of the compensation of individual Directors, the Nomination and Compensation Committee examines the draft proposal, including its consistency with the Determination Policy, and the Board of Directors basically respects the report of the Nomination and Compensation Committee and believes that the proposal is in line with the Determination Policy.

B) Total amount of Compensation of Directors and Audit & Supervisory Board Members					(Million yen)
Category	Number of persons to be paid	Compensation	Total amount of compensation by type
			Fixed compensation		Non-monetary compensation
			Basic compensation	Bonuses for officers
Directors	9 persons	275	198	47	29
Audit & Supervisory Board Members	4 persons	57	57	-	-
Total	13 persons	333	256	47	29

Notes 1. The above non-monetary compensation is 29 million yen recorded as expenses based on restricted stock compensation.

The restricted stock compensation grants common shares to the Bank’s Directors (excluding Outside Directors) with a restricted transfer period until the day they retire from the positions of Director and Executive Officer. This is intended to raise Directors’ awareness of the need to improve the Bank’s corporate value and shareholder-oriented management. The maximum annual compensation is 150 million yen and 27,000 shares or less.

The status of the grant of such stock compensation is as described in “(4) Shares Held by Officers” in “4. Matters Regarding the Bank’s Shares.”

2.	In addition to the above, there is no applicable compensation paid to Directors who also serve as employees of the Bank.
3.	The number of persons to be paid includes one Director who retired at the conclusion of the 119th Ordinary General Meeting of Shareholders held on June 29, 2022.

C)	Matters regarding resolution of the General Meeting of Shareholders on compensation of Directors and Audit & Supervisory Board Members

The 103rd Ordinary General Meeting of Shareholders held on June 29, 2006 (15 Directors and 4 Audit & Supervisory Board Members at the conclusion of the Meeting) approved the basic compensation and bonuses for Directors up to 600 million yen per year, the 105th Ordinary General Meeting of Shareholder held on June 27, 2008 (12 Directors and 4 Audit & Supervisory Board Members at the conclusion of the Meeting) approved the compensation for Audit & Supervisory Board Members up to 100 million yen per year, and the 118th Ordinary General Meeting of Shareholder held on June 29, 2021 (8 Directors and 4 Audit & Supervisory Board Members at the conclusion of the Meeting) approved the restricted stock compensation for Directors up to 150 million yen per year.

D)	Matters regarding delegation of authority to determine individual Director’s compensation

In the fiscal year under review, a resolution was passed at the Board of Directors meeting held on June 29, 2022 to delegate Nobuhiro Doi, President and Representative Director, and Toshiro Iwahashi, Senior Managing Director and Representative Director, the authority to determine the specific details of individual compensation for each Director. The details of such authority are the amount of basic compensation for each Director, the allocation of bonuses based on each Director’s contribution to the Bank’s performance, and the determination of the number of shares of restricted stock to be allocated to each Director. The reason for delegating such authority is that the Representative Directors are best suited to evaluate the business operation of each Director, while overlooking the performance of the Bank as a whole.

In order to ensure that such authority is properly exercised, the Representative Directors to whom such authority has been delegated submit draft proposals to the Nomination and Compensation Committee and obtain its report, and decisions are made in accordance with the content of that report.

(3)	Agreement Limiting Liability

Name	Summary of Agreement Limiting Liability
Junko Otagiri	With respect to the liability stipulated in Article 423, Paragraph 1 of the Companies Act, Directors and Audit & Supervisory Board Members shall be liable for damage up to the minimum liability amount stipulated in Article 425, Paragraph 1 of the Companies Act if they perform their duties in good faith and without gross negligence.
Chiho Oyabu
Eiji Ueki
Hiroyuki Nakatsukasa
Motoko Tanaka

(4)	Compensation Agreement

None

(5)	Matters Regarding Directors and Officers Liability Insurance Contract

The Bank concludes a directors and officers liability insurance contract with an insurance company as stipulated in Article 430-3, Paragraph 1 of the Companies Act to compensate for any damage to the insured persons including damages and litigation expenses.

However, there are certain exemptions, such as in the case of actions taken with the knowledge that such actions are in violation of laws and regulations.

The insured parties of such an insurance contract are Directors, Audit & Supervisory Board Members, and Executive Officers of the Bank, and the Bank bears the entire premium for all the insured parties.

3.       Matters Regarding Outside Officers

(1)	Concurrent Positions and Other Status of Outside Officers
Name	Concurrent positions and other status
Junko Otagiri
Chiho Oyabu
Eiji Ueki	Representative Director and President of NTT DATA FINANCIAL TECHNOLOGY CORPORATION Director of NTT DATA FORCE CORPORATION
Hiroyuki Nakatsukasa	Outside Director of MARUKA FURUSATO CORPORATION
Motoko Tanaka
Note:	There is no significant business relationship between the Bank and the companies where Outside Officers hold significant concurrent positions.

(2)	Major Activities of Outside Officers
Name	Time in office	Attendance at Board of Directors meetings	Statements made at the Board of Directors meetings and other activities
Junko Otagiri	5 years and 9 months	Attended all of the Board of Directors meetings held 14 times during the fiscal year under review	She has provided her opinions as needed, primarily from her professional perspective as a university professor. In addition, she attends the Nomination and Compensation Committee meetings as a member of the Committee and actively provides her opinions.
Chiho Oyabu	2 years and 9 months	Attended all of the Board of Directors meetings held 14 times during the fiscal year under review	She has provided her opinions as needed, primarily from her professional perspective as a university professor. In addition, she attends the Nomination and Compensation Committee meetings as a member of the Committee and actively provides her opinions.
Eiji Ueki	1 year and 9 months	Attended all of the Board of Directors meetings held 14 times during the fiscal year under review

He has provided his opinions as needed based on his experience as a corporate manager and his expertise in the field of information systems.

In addition, he attends the Nomination and Compensation Committee meetings as a member of the Committee and actively provides his opinions.

Hiroyuki Nakatsukasa	1 year and 9 months	Attended all of the Board of Directors meetings held 14 times and all of the Audit & Supervisory Board meetings held 15 times during the fiscal year under review	He has provided his opinions as needed, primarily from his professional perspective as a certified public accountant and licensed tax accountant.
Motoko Tanaka	1 year and 9 months	Attended all of the Board of Directors meetings held 14 times and all of the Audit & Supervisory Board meetings held 15 times during the fiscal year under review	She has provided her opinions as needed, primarily from her professional perspective as an attorney at law.

(3) Compensation for Outside Officers
		(Million yen)
	Number of persons to be paid	Compensation from the Bank
Total of compensation	5 persons	34

(4)	Opinions of Outside Officers

None

4.       Matters Regarding the Bank’s Shares

(1)	Number of Shares
Total number of shares authorized to be issued	200,000 thousand shares
Total number of issued shares	75,840 thousand shares

Note: Number of shares is rounded down to the nearest thousand shares.

(2)	Number of Shareholders as of March 31, 2023 9,386 persons
(3)	Major Shareholders
Name of shareholders	Investment in the Bank
	Number of shares held		Shareholding ratio
The Master Trust Bank of Japan, Ltd. (trust account)	8,175	Thousand shares	10.99%
NORTHERN TRUST CO. (AVFC) RE SILCHESTER INTERNATIONAL INVESTORS INTERNATIONAL VALUE EQUITY TRUST	2,834		3.81
Custody Bank of Japan, Ltd. (trust account)	2,794		3.75
Nippon Life Insurance Company	2,730		3.67
Tokio Marine & Nichido Fire Insurance Co., Ltd.	2,537		3.41
Meiji Yasuda Life Insurance Company	2,500		3.36
THE BANK OF NEW YORK MELLON 140051	1,771		2.38
KYOCERA Corporation	1,596		2.14
The Master Trust Bank of Japan, Ltd. (Retirement Benefit Trust/OMRON Corporation account)	1,528		2.05
Sumitomo Life Insurance Company	1,318		1.77

Notes: 1. The number of shares held is rounded down to the nearest thousand shares.

2. Shareholding ratio is calculated by deducting the number of treasury shares (1,495 thousand shares) from the total number of issued shares and rounded down to the nearest two decimal places.

(4)	Shares Held by Officers
	Number of persons to whom shares were issued	Number of shares
Directors (Excluding Outside Directors)	5 persons	Common shares 5,075 shares

5.       Other

None

End